UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

When?	Where?	Who?

9:00 a.m. CDT on Wednesday, May 5, 2021	Live webcast online at www.virtualshareholdermeeting.com/ATR2021	Stockholders of Record as of March 12, 2021
To Our Stockholders:
It is my pleasure to invite you to attend our annual meeting of stockholders of AptarGroup, Inc. (“Aptar”) on May 5, 2021. At the meeting, we will review Aptar’s performance for fiscal year 2020 and vote on the following matters:

Proposal	Board recommendation	For more information
1. To elect the four director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2024	FOR all of the nominees named in the proxy statement for election to the Board of Directors	Page 7
2. To approve, on an advisory basis, Aptar’s executive compensation	FOR the resolution to approve executive compensation	Page 23
3. To ratify the appointment of the independent registered public accounting firm for 2021	FOR the ratification of the appointment of the independent registered public accounting firm for 2021	Page 24
We will also transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.
Information Regarding Attending the Annual Meeting:
In light of public health concerns regarding the COVID-19 pandemic, the Board of Directors has determined that it is prudent that this year's annual meeting be held in a virtual-only format via live audio webcast. You may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2021. To participate in the annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. Refer to the "Frequently Asked Questions" section of the proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual annual meeting.
A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the meeting for any purpose germane to the meeting at Aptar's corporate headquarters at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014. The stockholder list will also be available during the meeting at www.virtualshareholdermeeting.com/ATR2021.

Your Vote Is Important:
The vote of each stockholder is important to us. Whether or not you expect to attend the virtual annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

Internet (Preferred Voting Method)	Telephone	Mail
www.proxyvote.com	1-800-690-6903 up until 11:59 pm Eastern Time, on May 4, 2021	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:
up until 11:59 pm Eastern Time, on May 4, 2021		Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
We look forward to your attendance at the virtual annual meeting on May 5, 2021 and addressing your questions and comments.

Sincerely,
/s/ Kimberly Y. Chainey
Kimberly Y. Chainey Executive Vice President, General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 5, 2021: The Proxy Statement and the 2020 Annual Report/Form 10‑K are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.	2021 Annual Meeting of Stockholders Information
	Date and Time:	Wednesday, May 5, 2021 at 9:00 a.m. CDT
	Location:	Live webcast online at www.virtualshareholdermeeting.com/ATR2021
	Record Date:	March 12, 2021
Our commitment to the environment and cost reduction
AptarGroup, Inc. (“Aptar” or “Company”) is pleased to take advantage of the Securities and Exchange Commission ("SEC") rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 26, 2021, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement and annual report and vote online. On the same date, we mailed to all other stockholders a copy of the proxy statement and annual report by mail unless they have elected to receive the annual meeting materials over the Internet.

Help us “go green” and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by contacting your broker, visiting www.proxyvote.com or emailing us at investorrelations@aptar.com.
Our Director Nominees

Name and Primary or Former Occupation	Age	Director Since	Independent	Audit Committee	Management Development and Compensation Committee	Corporate Governance Committee
Andreas C. Kramvis Operating Partner at AEA Investors	68	2014	✔
Maritza Gomez Montiel Former Deloitte LLP executive	69	2015	✔
Jesse Wu Advisor to private equity firms	64	2018	✔
Ralf K. Wunderlich Consultant and senior advisor to private equity firms	54	2009	✔

Committee Chairperson	Member

2021 Proxy Statement	1

Our Business Highlights
We continue to perform well against peers and deliver strong shareholder returns.

TOTAL SHAREHOLDER RETURNS (TSR) TSR (DIVIDENDS REINVESTED)

	AptarGroup	S&P 500 Index	S&P 400 Index	Peer Group

Dec-15	100	100	100	100
Dec-16	102.76	111.96	120.74	112.13
Dec-17	122.62	136.40	140.35	138.44
Dec-18	135.55	130.42	124.80	126.46
Dec-19	168.72	171.49	157.49	155.41
Dec-20	202.25	203.04	179.00	190.88
In 2020, we achieved the following financial and operational metrics.

$2.9 billion Record Reported Sales	$214 million Annual net income	$3.21 Annual diluted earnings per share
$570 million Record Annual Cash Flow from Operations	(27%) and (30%) Reduction in Total Recordable Incident Rate (TRIR), and Lost Time Frequency Rate (LTFR), respectfully, from the prior year	27th year 27th consecutive year of paying an increased aggregate annual dividend amount
________________________________________
Forward-Looking Statements
This proxy statement contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment. For additional information on these and other risks and uncertainties, please see our filings with the SEC, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

2	2021 Proxy Statement

Similac
BBQUE
IRONAGE
IRONAGE
NESCAFÉ GOLD
Infant Formula
Premium
Value Size
HONEY
HONEY

Our Corporate Governance Facts

✔	Independent directors meet regularly in executive session.	✔	Annual “Say-on-Pay Vote” on executive compensation
✔	Prohibition on directors and executive officers from hedging or pledging stock	✔	Annual Board and Committee self-evaluations
✔	Majority voting for directors and director resignation policy in uncontested elections	✔	Director age limits
✔	Stock ownership requirements for directors and executive officers	✔	Separate independent Chairman & CEO
Our directors exhibit an effective mix of diversity, experience and perspective

INDEPENDENCE	TENURE	GENDER DIVERSITY

2021 Proxy Statement	3

Our Executive Compensation Philosophy and Objectives

OUR PHILOSOPHY	We believe the following factors are supportive of our compensation objectives:

Our compensation philosophy is designed to fairly reward our executives for growing our business and increasing value for stockholders, and to retain our experienced management team.
✔   Significant amount of pay that is performance-based and/or at-risk, with emphasis on performance-based pay to reward short- and long-term performance measured against pre-established objectives and a substantial amount provided in equity;

✔ Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities;

✔ Employment and change‑in‑control agreements that are designed to be competitive in markets in which we compete for executive talent;

✔ Absence of tax gross‑up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments;

✔ Use of an independent compensation consultant; and

✔ Limited perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation.

4	2021 Proxy Statement

Environmental, Social and Governance Enhancements
We are committed to advancing a more sustainable and equitable consumer economy that yields benefits for all.

Our Belief System:

We believe lives should be enriched from having worked for and with Aptar.	We believe that 100 percent of all plastic packaging should be recycled.	We believe the packaging industry must be circular, with repeatable and positive effects on people, the planet and products.
In 2020, we achieved the following corporate social responsibility benchmarks.

Top 100 Most Responsible Named one of "America's Most Responsible Companies 2021" by Newsweek and is ranked in the top 100 among 400 U.S. companies.	Top 100 Most Sustainable Named one of the "Top 100 Most Sustainable U.S. Companies" by Barron's as part of their 2019 ranking.
United Nations Global Compact
Joined the United Nations (UN) Global Compact, the world's largest citizenship initiative, which focuses on universal principles in the areas of human rights, labor, environment and anti-corruption.

Gender and Diversity KPI Alliance
Joined the Gender and Diversity KPI Alliance, whose aim is the adoption and use of a set of Key Performance Indicators to measure gender and diversity in their companies and organizations.
ISS Prime Status In December of 2020 we were upgraded to Prime status with ISS ESG, one of the leading rating agencies for sustainable investments.
CDP "A" List
Of the 5,800+ companies that disclose environmental metrics through the CDP, Aptar is among the 270 companies awarded an A score for Climate Change and also named a Superior Engagement Leader.

Partnering with CARE Furthering women's education and economic empowerment. Early sponsor of the Fast + Fair COVID-19 Vaccine Response Campaign.
Gender Diversity Index ETF (SHE)
Aptar is included in the SPDR® SSGA Gender Diversity Index ETF (SHE) which invests in companies that rank among the highest in gender diversity within senior leadership.

Eco-efficient Operations
At year-end 2020, approximately 85% of our global electricity consumption is coming from renewable sources: 53% of Aptar sites were certified as "Landfill Free" through our internal program and globally we re-used or recycled more than 75% of all operational wastes.

Several publications have recognized Aptar as a sustainable and responsible global company. Aptar was named in the top 100 of the “Most Sustainable U.S. Companies” three years in a row by Barron’s, in the top 100 of “America's Most Responsible Companies 2020 and 2021” by Newsweek and one of the “Most Responsible Companies in France” by Le Point.

Through our efforts to make our company healthier, safer and more sustainable, we achieved several important milestones. Aptar was recognized for leadership in corporate sustainability by the global environmental non-profit CDP, securing a place on its prestigious ‘A List’ for tackling climate change and Aptar was named a Supplier Engagement Leader. We also received Prime status in December 2020 by ISS ESG, one of the world’s leading rating agencies for sustainable investments. Aptar is pleased to join the United Nations (UN) Global Compact, which focuses on universal principles in the areas of human rights, labor, environment and anti-corruption.

2021 Proxy Statement	5

In 2020, we published our sixth annual Sustainability Report using the GRI framework and served as active members of the Ellen MacArthur Foundation’s New Plastics Economy, the World Business Council for Sustainable Development and the CE100 Network. We continue to partner with TerraCycle’s® Loop platform on refillable and reusable products and with PureCycle TechnologiesSM, a company that separates color, odor and contaminants from plastic waste feedstock to transform it into ultra-pure recycled polypropylene.

At year-end 2020, 53% of our sites were Landfill Free certified, with verification by an independent third party, through our grassroots internal program. By focusing on reuse and recycling, we avoided disposal of more than 75% of wastes from our operations globally. We also significantly surpassed our renewable energy target, with approximately 85% of our global electricity consumption now coming from renewable sources.

This year we continued to progress our behavior-based employee safety program and surpassed our targets, reducing our Total Recordable Incident Rate (TRIR) by 27% and Lost Time Frequency Rate (LTFR) by 30% from year-end 2019.

We are proud to join the Gender and Diversity KPI Alliance, a group of diversity and inclusion advocates and more than 50 corporate leaders, to support the use of key performance indicators (KPIs) or high-level internal measurements that provide an overview of the diversity of our workforce and allow us to evaluate results, not efforts. To this end, we remain committed to the following diversity goal: by 2025, at least 30% of all Aptar leaders at the Vice President level and above will be women. At year-end 2020, women comprised 37% of the global employee population and 18% at senior leadership levels.

Throughout the year, our employees also supported the communities where we live and work through volunteering and financial support, including donations of PPE, sanitizers, cleaning solution and monetary donations related to COVID-19.

In February of this year, we announced that we have teamed with CARE, a remarkable organization that works around the globe to save lives, defeat poverty and achieve social justice. Through our newly announced, on-going partnership, Aptar will support CARE’s mission, including education programming, women’s economic empowerment efforts and CARE’s Crisis Response Campaign, by sponsoring the Fast + Fair COVID-19 Vaccine Response Campaign this year. CARE’s mission aligns with our purpose, values and mission to further diversity and inclusion, empower women and to support the communities where we live and work, along with global communities who are the most marginalized and the most in need.

6	2021 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected to a term expiring at the 2024 annual meeting.
If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors.
We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.‑based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi‑cultural viewpoints; and previous board of directors experience. Aptar was recognized by the Women’s Forum of New York as a “Corporate Champion” for gender diversity in the boardroom. Currently, our Audit, Management Development and Compensation, and Corporate Governance Committees are all chaired by women.
Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors’ conclusion that he or she should continue to serve as a director. In addition, set forth below is the year during which each person began serving on the Board of Directors and his or her age.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

2021 Proxy Statement	7

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING 2024

ANDREAS C. KRAMVIS

Mr. Kramvis is an operating partner at AEA Investors (a private equity firm). Mr. Kramvis was Vice Chairman of Honeywell International (a multi‑industry company with presence in Aerospace, Automation and Controls, Chemicals and Automotive Industries) from April 2014 to February 2017. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer of processes and chemicals for oil refining, petrochemicals and a variety of high-purity, high-quality performance chemicals and materials). Mr. Kramvis is also a director of several privately-held companies. From 2014 to 2019, Mr. Kramvis was a director of Axalta Coating Systems Ltd. (a NYSE-listed developer, manufacturer and seller of liquid and powder coatings).
The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of Aptar in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an “audit committee financial expert” as defined by the SEC.

Director since: 2014 Age 68

MARITZA GOMEZ MONTIEL

Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. During Ms. Montiel’s tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities. Ms. Montiel is a director of McCormick & Company, Inc. (a NYSE-listed spice, herb and flavoring manufacturer); Royal Caribbean Cruises Ltd. (a NYSE-listed global cruise company) and Comcast Corporation (a Nasdaq-listed telecommunications company).
The Board of Directors concluded that Ms. Montiel should continue to serve as a director of Aptar due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an “audit committee financial expert” as defined by the SEC.

Director since: 2015 Age 69

JESSE WU

Mr. Wu is an advisor to private equity firms. From 2003 through 2016, Mr. Wu held senior leadership roles at Johnson & Johnson (multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company) including Chairman of Johnson & Johnson China and Worldwide Chairman of the company’s Consumer Healthcare Group. Mr. Wu was a director of The a2 Milk Company Limited (an ASX- and NZX-listed company that markets a2 milk and infant nutritional products globally) from May 2017 to February 2021, Shanghai Kehua Bio‑Engineering Co. Ltd. (a SZSE-listed manufacturer of in vitro diagnostic products) from May 2017 to June 2020, and Li‑Ning Company Limited (an HKSE-listed athletic shoes and sporting goods company) from August 2015 to March 2018.
The Board of Directors concluded that Mr. Wu should continue to serve as a director of Aptar due to his knowledge of and background in consumer products and his international experience, including his extensive experience working in China.

Director since: 2018 Age 64

RALF K. WUNDERLICH

Mr. Wunderlich is an independent consultant and a senior advisor to private equity firms. He is an advisor to the Board of Elif Packaging (a flexible packaging solution supplier), and a non-executive director for the Shepherd Building Group (privately owned, UK based portable buildings and construction business). He is currently a director of Essentra PLC (a LSE-listed supplier of plastic and fibre products) and Huhtamaki Oyj (a Nasdaq Helsinki-listed global food packaging company). He is a former member of Amcor Limited’s Global Executive Team and former President of the business group Amcor Flexibles Asia Pacific (packaging solutions). Mr. Wunderlich also formerly served as a Director of LINPAC Group and AMVIG Group.
The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

Director since: 2009 Age 54

8	2021 Proxy Statement

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2022

GIOVANNA KAMPOURI MONNAS

Ms. Kampouri Monnas is an advisor and serves on the boards of several global companies. Effective February 2021 she is a member of the Board of Directors and Chair of the Governance Committee for the Hellenic Corporation of Assets and Participations S.A. (HCAP), the enterprise which oversees all Greek state owned companies, services and assets. As of 2019, she was Chairman of Exea Ventures BV in the Netherlands, a global family investment company with diverse holdings in fragrances, fashion, skin care, real estate and venture funds, which was recently relocated to Spain. Since 2006, Ms. Kampouri Monnas is also a director of Puig S.L. (a fashion, fragrance, cosmetics and skincare business). From 2006 to 2018, Ms. Kampouri Monnas was a member of the Supervisory board and Chairman of the Compensation Committee of Randstad Holding NV (the global world leader in the HR services industry, based in Amsterdam). From 2015 to 2018, Ms. Kampouri Monnas was a director of Imerys S.A. (a Euronext-listed producer of industrial minerals, based in France), while from 2005 to 2009 she was director of TNT BV. Her final executive role was President of Benckiser International, the German company that later was divided into Reckitt-Benckiser and Coty Inc.
The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her senior leadership positions in leading global consumer goods companies, The Procter & Gamble Company and Joh. Benckiser GmbH, her expertise in the fragrance and cosmetic markets, which are particularly important to Aptar, and her global marketing experience.

Director since: 2010 Age 65

ISABEL MAREY-SEMPER

Ms. Marey-Semper was a member of the Executive Committee of L’Oréal S.A. (personal care company and world’s largest cosmetic company), in charge of Communications and Public Affairs, from July 2015 to December 2017. Prior to this, Ms. Marey-Semper served from 2011 to 2015 as Vice President and Head, Advanced Research at L’Oréal. Prior to joining L’Oréal, Ms. Marey-Semper served in executive positions at established industrial companies such as Compagnie de Saint Gobain S.A. (a Euronext-listed French multinational manufacturer and distributor of building materials) and Stellantis, (formerly Group PSA Peugeot Citroën, a Euronext-listed French multinational manufacturer of automobiles and motorcycles). Ms. Marey-Semper is a director of the Imagine Institute (institute for medical research and treatment of genetic diseases), the Inria Foundation (research foundation dedicated to digital science and technology) and Damae Medical (a medical company focused on diagnosing skin tumors without the need for a biopsy). Ms. Marey-Semper was a director of Rexel (a Euronext listed French distributor of electrical supplies) from 2014 to 2016.
The Board of Directors concluded that Ms. Marey-Semper should continue to serve as a director of Aptar in part due to her experience from holding senior executive positions at L’Oréal, as well as other established companies, and her diverse and comprehensive experience in research, strategy, transformative programs, and finance.

Director since: 2019 Age 53

STEPHAN B. TANDA

Mr. Tanda became President and Chief Executive Officer of Aptar on February 1, 2017. Prior to this, Mr. Tanda served from 2007 until 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets), where he was responsible for DSM’s Nutrition and Pharma activities, as well as DSM’s presence in the Americas and various corporate duties. Mr. Tanda is a director of Ingredion Incorporated (a NYSE-listed global supplier of high-quality food and industrial ingredient solutions). Mr. Tanda was a director of Patheon NV (formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services) from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017.
The Board of Directors concluded that Mr. Tanda should continue to serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

Director since: 2017 Age 55

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2023

GEORGE L. FOTIADES

Mr. Fotiades has been Chairman of the Board since 2018. Mr. Fotiades has been President and CEO of Cantel Medical Corp. (NYSE-listed manufacturer of infection prevention and control products) ("Cantel") since March 2019. He was Operating Partner at Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 until March 2019. From 2007 through April 2017, he was Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing). He is a director of the following NYSE-listed companies: Prologis, Inc. (integrated distribution facilities and services) and Cantel Medical Corp. In January 2021, Cantel and STERIS plc signed a definitive agreement pursuant to which STERIS plc will acquire Cantel.
The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar due to his extensive experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert’s Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb’s Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

Director since: 2011 Age 67

2021 Proxy Statement	9

B. CRAIG OWENS

Mr. Owens was the Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company (global producer and seller of canned soups and related products) from 2008 through 2014. Mr. Owens is a director of Crown Holdings, Inc. (a NYSE-listed designer, manufacturer and seller of packaging products and equipment for consumer goods and industrial products). He is a former director of Dean Foods Company (a U.S. food and beverage company) and a former director of J. C. Penney Company, Inc. (a U.S. department store chain).
The Board of Directors concluded that Mr. Owens should continue to serve as a director of Aptar due to his extensive experience in the consumer food and beverage industries, which is particularly relevant for Aptar’s Food + Beverage business, as well as his significant expertise in financial reporting, accounting, corporate finance and capital markets. This experience has also led the Board to determine that Mr. Owens is an “audit committee financial expert” as defined by the SEC.

Director since: 2018 Age 66

DR. JOANNE C. SMITH

Dr. Smith is a physician at the Shirley Ryan AbilityLab (formerly the Rehabilitation Institute of Chicago) and became the Shirley Ryan AbilityLab’s President and Chief Executive Officer in 2006. Dr. Smith is a director of Performance Health, Inc. (rehabilitation and wellness products manufacturer). From 2003 to 2015, Dr. Smith was a director of Hill‑Rom, Inc. (a NYSE-listed healthcare and medical technology, formerly Hillenbrand Industries).
The Board of Directors concluded that Dr. Smith should continue to serve as a director of Aptar in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for Aptar’s Pharma business, and her strategic planning, operations and senior management experience.

Director since: 1999 Age 60

10	2021 Proxy Statement

CORPORATE GOVERNANCE
Aptar’s corporate governance documents are available through the Corporate Governance link on the Investor Relations page of the Aptar website at: investors.aptar.com, and include the following:

Corporate Governance Documents

Corporate Governance Principles

Code of Conduct

Director Independence Standards

Board Committee Charters

The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.
Corporate Governance Principles
The Board has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending any changes to the Board. The Corporate Governance Principles cover topics including, but not limited to:

2021 Proxy Statement	11

Code of Conduct
Ethical business conduct is a shared value of our Board, management and employees. Aptar’s Code of Conduct applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer. The Code of Conduct summarizes the long‑standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to:

Code of Conduct

Conflicts of interest and fair dealing

Disclosure obligations

Confidentiality obligations

Prohibition of insider trading

Compliance with all laws, rules and regulations

Confidential, anonymous submission of concerns

Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website as and when required by the SEC and the New York Stock Exchange (“NYSE”).
Sustainability
Aptar is committed to economic, social and environmental sustainability. Our sustainability report can be found on the Sustainability page of the Aptar website at www.aptar.com.
Policy Against Hedging and Pledging
Our Board has adopted a policy that prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any equity security of Aptar.
Human Capital
Our key human capital management objectives are to attract, retain and develop the highest quality talent. To support these objectives, our human resources programs are designed to develop talent to prepare them for critical roles and leadership positions for the future; reward and support employees through competitive pay, benefit, and incentive programs; enhance our culture through efforts aimed at making the workplace more engaging and inclusive; acquire talent and facilitate internal talent mobility to create a high-performing, diverse workforce; and evolve and invest in technology, tools, and resources to enable employees at work.
Diversity & Inclusion
At AptarGroup, our goal is to promote a diverse and inclusive culture. During 2020, we appointed a Diversity & Inclusion ("D&I") Global Leader and developed a D&I network of Aptar employees to assist in the implementation of D&I initiatives within their respective regions. Under the D&I network, a global Women's Network was launched and Aptar is continuing to identify and develop other employee resource groups in the future.

12	2021 Proxy Statement

Common Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer for a non-executive director.

Board Member	Requirement				Current Required Value

Non-Executive Director			Annual
	5	×	Cash	=	$500,000
			Retainer

Under the stock ownership guidelines, directors must achieve the required level of ownership within five years from becoming a director. As of March 12, 2021, the record date, every non-employee director (including the Chairman of the Board) is either in compliance with the guidelines or within the five-year phase-in period.
Board and Committee Structure
The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.
The Board has three primary committees, all with the following characteristics:

Audit	Management Development and Compensation	Corporate Governance
✔ Gender diverse and are chaired by women
✔ Governed by a written charter approved by the Board
✔ Comprised solely of independent directors
✔ Decisions and actions reported to the full Board following each meeting
An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

2021 Proxy Statement	13

Audit Committee

M. Gomez Montiel, Chair A. Kramvis B. Owens	✔	Each member satisfies the heightened independence standards applicable to audit committee service
	✔	Each member is an “audit committee financial expert” as defined by the SEC
	✔	Oversees the financial reporting process, system of internal controls and audit process
	✔	Reviews annual and interim financial statements
	✔	Reviews the qualifications, independence and audit scope of the independent registered public accounting firm
	✔	Responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm
	✔	Reviews process for monitoring compliance with laws, regulations and the Code of Conduct
	✔	Approves or ratifies all related person transactions in accordance with the Related Person Transactions Policy
Under the corporate governance requirements of the NYSE listing standards, if an audit committee member simultaneously serves on the audit committee of more than three public companies, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that the service of Ms. Montiel on the audit committee of more than three public companies does not impair her ability to serve effectively as a member of our Audit Committee.
Management Development and Compensation Committee

G. Kampouri Monnas, Chair B. Owens J. Wu	✔	Each member satisfies the heightened independence standards applicable to compensation committee service
	✔	Discharges the Board’s responsibilities relating to compensation of the Company’s executives
	✔	May not delegate its authority other than to subcommittees
	✔	Reviews and recommends to the Board compensation plans, policies and programs
	✔	Approves CEO and executive officer compensation, and employment and severance agreements, including change‑in‑control provisions
	✔	Provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives
	✔	Annually reviews the succession plans affecting corporate and other key management positions
	✔	Reviews periodically the Company’s key human resources policies and practices relating to talent sourcing, talent development programs, and organizational engagement and effectiveness
	✔	Monitors the Company’s policies, objectives and programs related to diversity, and reviews periodically the Company’s diversity performance in light of appropriate measures
	✔	Reviews changing legislation and trends relating to compensation and broader management practices and evaluates impact on the Company
	✔	Approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total shareholder return, and other forms of equity-based compensation
	✔	Receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation
	✔	None of the members in 2020 had interlocking relationships within the meaning of SEC rules
For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis.”

14	2021 Proxy Statement

Under the Management Development and Compensation Committee charter, this committee has the authority to retain compensation consultants, independent legal counsel and other outside advisers as deemed necessary. For 2020, the Management Development and Compensation Committee engaged Pay Governance to be the Management Development and Compensation Committee’s compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance is independent according to the adviser independence factors outlined by the NYSE and the SEC.
Corporate Governance Committee

J. Smith, Chair I. Marey-Semper R. Wunderlich	✔	Comprised solely of independent directors
	✔	Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties
	✔	Develops and recommends to the Board, Aptar’s corporate governance principles and standards to be applied in determining director independence
	✔	Oversees annual evaluations of the Board, its committees and management, and the effectiveness of the Board as a working group
	✔	Reviews and recommends to the Board appropriate compensation for non-employee directors, taking into consideration, among other items, director compensation levels of companies with similar annual revenues as Aptar
	✔	Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee
	✔	Reviews the Company's efforts with regard to environmental, social, and governance matters, including with respect to the Company's annual sustainability report

For further information on this committee’s procedures for director nominations, see “Nomination of Directors.”

2021 Proxy Statement	15

Risk Oversight
The Board is responsible for the Company’s risk oversight, which is designed to drive the identification, analysis, discussion and reporting of our high priority enterprise risks.  The risk oversight program facilitates constructive dialog at the senior management and Board levels to proactively identify and manage enterprise risks. In connection with this process, the Board receives, analyzes and discusses a presentation annually that is prepared by senior management. This presentation includes an assessment and discussion of various risks, including but not limited to:

Risk Assessment of Cybersecurity Threats to Operations
Increased global information security threats and more sophisticated, targeted computer crime pose a risk to the confidentiality, availability and integrity of Aptar’s data, operations and infrastructure. The Company continues to assess potential threats and make investments seeking to reduce the risk of these threats by employing a number of security measures, including employee training, comprehensive monitoring of our networks and systems, ensuring strong data protection standards including authentication mechanisms are in place, and safeguarding our critical information assets. We also periodically test our systems for vulnerabilities and regularly rely on third parties to conduct such tests. The Company’s cybersecurity program has been reviewed by independent third parties against the National Institute of Standards and Technology (NIST) cybersecurity framework. In addition, the Company maintains cybersecurity insurance as part of its overall insurance portfolio.

Risk Assessment of Compensation Policies and Practices
The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things: that the policies and practices do not offer the opportunity for excessive awards; the Company has reasonable stock ownership guidelines; the policies and practices are reviewed and approved by the Management Development and Compensation Committee; the Company has an established, robust control environment; and the Company conducts a regular monthly business review that monitors quality of reporting and prevents excessive risk taking.

16	2021 Proxy Statement

Independence of Directors
Our Corporate Governance Principles provide that the Board must be composed of a substantial majority of independent directors with an objective of having the Board consist entirely of independent directors (other than the CEO). No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar.

9 of 10 current directors are independent in accordance with the NYSE listing standards
Director	Independent
G. Fotiades	✔
M. Gomez Montiel	✔
G. Kampouri Monnas	✔
A. Kramvis	✔
I. Marey-Semper	✔
B. Owens	✔
J. Smith	✔
J. Wu	✔
R. Wunderlich	✔
S. Tanda*
________________________________________
* Current President and CEO

The Board has made its independence determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:
•The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.
•The director has received or an immediate family member has received, during any twelve‑month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•The director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor (“Firm”).
•The director is a current employee of such Firm.
•The director has an immediate family member who is a current employee of such Firm and who personally works on the Company’s audit.
•The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company’s audit within that time.
•The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
•The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
•The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

2021 Proxy Statement	17

•The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue for the last completed fiscal year.
The Board considers the following to be immaterial when making independence determinations:
•If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.
Executive Sessions
Independent directors meet regularly in executive sessions without management. The Non-Executive Chairman of the Board, Mr. Fotiades, presides over these sessions. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be held from time to time as required.
Nomination of Directors
In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE. The Corporate Governance Committee also takes into account the outside positions of the director nominees, together with their contributions to Aptar’s Board and their other business and professional commitments, to ensure that each director had, and will have, sufficient capacity to serve on Aptar’s Board.
The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election or re-election. In addition, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to:
In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters—Stockholder Proposals and Nominations” for a director nomination.
The Corporate Governance Committee may engage outside advisers to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual

18	2021 Proxy Statement

self‑evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.
Majority Voting Policy
Our amended and restated by-laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes “FOR” that director’s election that exceeds the number of votes cast “AGAINST” that director’s election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of “FOR” votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.
Communications with the Board of Directors
The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Non-Executive Chairman or the independent directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar’s principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar’s independent directors.

2021 Proxy Statement	19

BOARD MEETING ATTENDANCE
The Board met 8 times in 2020. During 2020, no director attended fewer than 75% of the aggregate number of meetings of the Board held during such director’s term and the committees on which each director then served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Mr. Tanda attended the 2020 annual meeting.
Current Committee Membership and Meetings Held in 2020

Name	Audit	Management Development and Compensation	Corporate Governance
G. Fotiades (I)
M. Gomez Montiel (I)	X*
G. Kampouri Monnas (I)		X*
A. Kramvis (I)	X
I. Marey-Semper (I)			X
B. Owens (I)	X	X
J. Smith (I)			X*
S. Tanda
J. Wu (I)		X
R. Wunderlich (I)			X
Number of Meetings in 2020	9	7	4
________________________________________
X*—Chairperson; (I)—Independent Director
In January 2021, Mr. Owens replaced Mr. Fotiades on the Management Development and Compensation Committee.

20	2021 Proxy Statement

BOARD COMPENSATION

Board Members (non-employee)*
•Received an annual retainer of $100,000. •Chairman received an annual retainer of $190,000. ** •These amounts are paid to directors after they are elected by shareholders at our annual meeting

Received an equity grant under the 2018 Equity Incentive Plan with a grant date fair value equal to approximately $140,000, except for the Chairman of the Board, who received an equity grant with a grant date fair value equal to approximately $160,000. Accordingly, on May 6, 2020, each non‑employee director (other than the Chairman of the Board) was granted 1,354 RSUs and the Chairman of the Board was granted 1,547 RSUs. The 2020 RSUs vest on May 4, 2021, subject to the non‑employee director’s continued service through such date.

Each director is eligible to participate in Aptar’s matching gift program, which matches eligible charitable donations by employees and non‑employee directors up to an aggregate of $6,000 annually per person.

ADDITIONAL RETAINERS FOR COMMITTEE SERVICE

Audit Committee	Management Development & Compensation Committee	Corporate Governance Committee
•Chairperson: $17,000	•Chairperson: $15,000	•Chairperson: $10,000
•Members: $11,000	•Members: $7,000	•Members: $7,000
* Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings. No retirement benefits or perquisites are provided to non-employee directors.
** The Chairman is not an executive of Aptar.

Cash	Annual cash payments are commensurate with our peers and allow us to attract and retain an experienced group of directors.

Equity	Equity grants facilitate alignment with stockholder interests.

Charitable Contributions	Directors are eligible to participate in our gift matching program which allows us to extend our charitable reach into the community.

2021 Proxy Statement	21

The non-employee director compensation program is designed to facilitate the continued attraction and retention of directors with the skills, expertise and experience valued by Aptar and position the total compensation for directors near the market median for the general industry survey data and Aptar’s peer group used to evaluate executive compensation (described below under “Compensation Determination” in the “Compensation Discussion and Analysis” discussion). No changes in compensation levels or design were made to the non-employee director compensation program as compared to 2019.
The following table includes fees paid in cash during 2020 and the grant date fair value of RSUs granted during 2020 to each non-employee director. Mr. Tanda, our Chief Executive Officer, does not receive additional compensation for his service as a director of Aptar. Please see the 2020 Summary Compensation Table for the compensation received by Mr. Tanda in his capacity as Chief Executive Officer of the Company.
2020 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
G. Fotiades	190,000	160,000	350,000
M. Gomez Montiel	128,000	140,000	268,000
G. Kampouri Monnas	122,000	140,000	262,000
A. Kramvis	111,000	140,000	251,000
I. Marey-Semper	107,000	140,000	247,000
B. Owens	111,000	140,000	251,000
J. Smith	117,000	140,000	257,000
J. Wu	107,000	140,000	247,000
R. Wunderlich	107,000	140,000	247,000
________________________________________
(1)The amounts reported in this column represent the grant date fair value of RSUs granted during 2020, calculated using the closing market price of our common stock on May 6, 2020 ($104.86). As of December 31, 2020, Mr. Fotiades held 1,547 RSUs and each other non-employee director held 1,354 RSUs.
(2)The aggregate number of options which were granted prior to May 6, 2015 and which remained outstanding as of December 31, 2020 for each non-employee director is as follows: G. Fotiades—19,000; A. Kramvis—9,500; and J. Smith—28,500. None of the other non-employee directors held outstanding options as of December 31, 2020.

22	2021 Proxy Statement

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast a non-binding advisory vote at the annual meeting to approve the compensation of Aptar’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosures of this proxy statement. This is not a vote on the Company’s general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.
Aptar’s compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.
The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company’s short-term performance and improvement in Company performance from the prior year, as well as equity-based elements (RSUs and long-term performance incentive awards in the form of performance-based RSUs, or PRSUs) that provide for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders’ interests. The specific objectives of our compensation program are that a substantial portion of the NEOs’ compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.
The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:
“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved.”

2021 Proxy Statement	23

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
Aptar is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Aptar’s independent registered public accounting firm for the fiscal year ending December 31, 2021. PricewaterhouseCoopers LLP has audited Aptar’s consolidated financial statements annually for over 25 years.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2021.
As described in its charter, the Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of Aptar’s independent registered public accounting firm. On an annual basis, the Audit Committee considers the engagement of the independent registered public accounting firm. In selecting PwC as Aptar’s independent registered public accounting firm for fiscal 2021, the Audit Committee evaluated, among other factors:
•PwC’s performance during fiscal year 2020 and in previous fiscal years, including the quality of PwC’s services, the sufficiency of PwC’s resources and the quality of the Audit Committee’s ongoing discussions with PwC;
•PwC’s tenure as the Company’s independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;
•the professional qualifications of PwC, the lead audit engagement partner and other key engagement partners;
•the scope of PwC’s independence program and its processes for maintaining its independence;
•the scope of PwC's internal quality control program and the result of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board;
•the appropriateness of PwC’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and
•the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm.
PwC rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.
Representatives of PwC are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

24	2021 Proxy Statement

Independent Registered Public Accounting Firm Fees
The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2020 and 2019 fiscal years and for other services rendered during the 2020 and 2019 fiscal years to Aptar and its subsidiaries.

Fee Category	2020	% of Total	2019	% of Total
Audit Fees	$3,944,000	85%	$3,795,000	87%
Audit-Related Fees	153,000	3%	3,000	—
Tax Fees	295,000	6%	241,000	6%
All Other Fees	273,000	6%	317,000	7%
Total Fees	$4,665,000	100%	$4,356,000	100%
Audit Fees primarily represent amounts billed for the audit of Aptar’s annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.
Audit-Related Fees primarily represent amounts billed for services rendered in anticipation of an S-3 registration statement.
Tax Fees primarily represent amounts billed for services related to tax advice on the Company’s global tax structure, which includes U.S./international tax advisory and transfer pricing related services. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals. Lastly, Tax Fees includes tax due diligence services in support of the Company's acquisition related activity.
All Other Fees primarily represent financial due diligence services performed in connection with the Company’s acquisition activity and for subscriptions to virtual accounting services.
The Audit Committee’s policies and procedures require pre‑approval for all audit and permissible non-audit services to be performed by Aptar’s independent registered public accounting firm. These services are pre‑approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre‑approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

2021 Proxy Statement	25

EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
Executive Summary
Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2020, namely:

Named Executive Officer	Title
Stephan B. Tanda	President and Chief Executive Officer (“CEO”)
Robert W. Kuhn	Executive Vice President, Chief Financial Officer (“CFO”)
Gael Touya	President of Aptar Pharma segment
Marc Prieur	President of Aptar Beauty + Home Segment
Xiangwei Gong	President of Aptar Asia
Financial and Operational Highlights
In 2020, Aptar achieved the following:

$2.9 billion Record Reported Sales	$214 million Annual net income	$3.21 Annual diluted earnings per share

$570 million Record Annual Cash Flow from Operations	(27%) and (30%) Reduction in Total Recordable Incident Rate (TRIR), and Lost Time Frequency Rate (LTFR), respectfully, from the prior year	27th year 27th consecutive year of paying an increased aggregate annual dividend amount
________________________________________

26	2021 Proxy Statement

In 2020, we also continued our strong total shareholder returns. While we performed in line with the S&P 500, we achieved a 102% total shareholder return (“TSR”) over the past five years, compared to: 91% TSR by our peer group; and 79% TSR by the S&P 400 Index.

TSR Over the Past Five Years

79%
102%
91%
103%
S&P Midcap 400
Aptar
Peer Group
S&P 500

2021 Proxy Statement	27

Environmental, Social and Governance Enhancements
In 2020, we achieved the following corporate social responsibility benchmarks:
Top 100 Most Responsible Named one of "America's Most Responsible Companies 2021" by Newsweek and is ranked in the top 100 among 400 U.S. companies.	Top 100 Most Sustainable Named one of the "Top 100 Most Sustainable U.S. Companies" by Barron's as part of their 2019 ranking.
United Nations Global Compact
Joined the United Nations (UN) Global Compact, the world's largest citizenship initiative, which focuses on universal principles in the areas of human rights, labor, environment and anti-corruption.

Gender and Diversity KPI Alliance
Joined the Gender and Diversity KPI Alliance, whose aim is the adoption and use of a set of Key Performance Indicators to measure gender and diversity in their companies and organizations.
ISS Prime Status In December of 2020 we were upgraded to Prime status with ISS ESG, one of the leading rating agencies for sustainable investments.
CDP "A" List
Of the 5,800+ companies that disclose environmental metrics through the CDP, Aptar is among the 270 companies awarded an A score for Climate Change and also named a Superior Engagement Leader.

Partnering with CARE Furthering women's education and economic empowerment. Early sponsor of the Fast + Fair COVID-19 Vaccine Response Campaign.
Gender Diversity Index ETF (SHE)
Aptar is included in the SPDR® SSGA Gender Diversity Index ETF (SHE) which invests in companies that rank among the highest in gender diversity within senior leadership.

Eco-efficient Operations
At year-end 2020, approximately 85% of our global electricity consumption is coming from renewable sources: 53% of Aptar sites were certified as "Landfill Free" through our internal program and globally we re-used or recycled more than 75% of all operational wastes.

28	2021 Proxy Statement

Executive Compensation Highlights
Our compensation practices in place during 2020 for our NEOs included the following governance elements that we believe support our compensation philosophies and objectives:

Governance elements supporting compensation philosophies and objectives

An independent Management Development and Compensation Committee

Compensation Consultant retained by and reporting directly to the Management Development and Compensation Committee

Pay that is designed to be competitive, with a significant portion delivered as performance-based or at‑risk compensation.
–A significant portion of our targeted annual compensation is performance-based and/or subject to forfeiture (“at‑risk”), with emphasis on variable pay to reward short-  and long-term performance measured against pre‑established objectives determined by our Company’s strategy and aligned with stockholder value creation.
–For 2020, fixed compensation comprised only 17% of the target annual direct compensation (defined as base salary, annual incentive target and target grant date fair value of annual equity awards) for our CEO while variable compensation in the form of annual incentive target and target grant date fair value of annual equity awards comprised the remaining 83% of target annual direct compensation for our CEO. On average, approximately 76% of the target annual direct compensation for the other NEOs consisted of variable compensation.

Emphasis on future pay opportunity vs. current pay
–Our long-term incentive awards are equity-based and have multi-year vesting provisions to encourage retention.
–For 2020, long-term incentive compensation comprised approximately 65% of the target annual direct compensation for our CEO and, on average, approximately 50% of the target annual direct compensation for the other NEOs.

Mix of performance metrics supportive of our business strategy and compensation objectives

The following table lists the material elements of Aptar’s 2020 executive compensation program applicable to the NEOs. The Management Development and Compensation Committee believes that the design of Aptar’s executive compensation program balances fixed and variable compensation elements, provides alignment with Aptar’s short and long‑term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests. Because this table represents elements of our annual direct compensation program, it does not include any one-time awards, such as retention awards, promotion grants, or performance recognition awards.

2021 Proxy Statement	29

Element	Description	Purpose	Factors Influencing Amount

Salary	Fixed cash compensation	Facilitate attraction and retention	Experience, market data, individual role and responsibilities and individual performance

	Reviewed annually and adjusted if appropriate	Recognize individual’s skills, competencies and experience

Annual Short-Term Incentives (“STI”)	Variable cash incentive compensation based on improvements in performance from the prior year	Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation	Annual target opportunity determined annually based on market data, individual role and responsibilities; payout based on Company and Segment/unit performance compared to prior year

Company and Segment/unit performance measured by improvements in Adjusted EBITDA and core sales (1)

	Capped payouts if maximum goals are met	Motivate improvement in Company performance from the prior year

Participants may elect to receive up to 50% of STI in RSUs. An additional 20% of election is granted in RSUs.

Long-term Incentives (“LTI”)	PRSUs vest based on Company performance over 3 years in two areas: 1)Adjusted ROIC based on internally established objectives 2)TSR relative to the S&P 400 Mid Cap companies (2)	Build ownership and align with stockholders’ interests	Intended target amount of all LTI awards is based on individual role and responsibilities and market data; for PRSUs, vesting only occurs if a threshold level of achievement is attained

Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation

Facilitate retention

	RSUs	Build ownership and align with stockholders’ interests	Intended target amount of all LTIP awards is based on individual role and responsibilities and market data; ratable vesting of RSU awards over a three year term.

Facilitate retention

Reward long term success and growth
________________________________________
(1)For Touya, Prieur and Gong, a portion of their STI is based on the Adjusted EBITDA improvement and core sales growth in the NEOs’ areas of responsibility. See “Short-Term Incentives” below.
(2)Adjusted return on invested capital (or Adjusted ROIC) is defined as earnings before interest, less taxes, divided by the Company's average capital (i.e., equity excluding currency effects + net debt), adjusted down for 0.2% for every $100M in acquisitions.
Total shareholder return (or TSR) is measured by price appreciation of the Company's common stock over a three year performance period and reinvestment of dividends, and is compared to the TSR of the S&P 400 MidCap Index over such three year performance period.

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Compensation Philosophy and Objectives
Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team. We believe that the following factors are supportive of our compensation objectives:

	What the Company Does / Has		What the Company Does Not Do / Have
✓	Pay that is reasonable, performance-based and designed to support our business strategy and compensation objectives	✗	Tax gross‑up agreements with NEOs, other than those related to relocation benefits or expatriate assignments
✓	Significant amount of pay that is at-risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders)
✓	Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities	✗	Significant perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation
✓	Employment and change‑in‑control agreements that are designed to be competitive in markets in which we compete for executive talent
Stockholder Feedback on Compensation Practices

99% approval	The Management Development and Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2020 annual meeting of stockholders, at which approximately 99% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. The Management Development and Compensation Committee determined that the Company's executive compensation philosophy and objectives and compensation elements continued to be appropriate and no changes were made to our executive compensation program in response to the advisory vote.

2021 Proxy Statement	31

Compensation Determination
The Management Development and Compensation Committee takes into account a number of factors and reviews a variety of information before setting annual compensation levels, as listed on the following table:
Factors Considered when Determining Compensation Levels

We benchmark against size-appropriate published general industry survey data for all roles.	We review proxy data from the Company’s compensation peer group for the CEO and CFO roles.	We understand the importance of retaining a talented senior management team. We review past compensation levels and place a high value on the experience of senior managers.
The Management Development and Compensation Committee has historically intended to create a compensation program for NEOs that generally targets cash compensation at the median and long-term compensation between the 50th and 75th percentiles compared to the relevant market data. The Management Development and Compensation Committee may deviate from its targeted positioning based on circumstances such as executive tenure, company performance or individual performance. The benchmarking study conducted by Pay Governance for determining Aptar’s 2020 compensation, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:
•Base salaries were generally within +/- 10% of the 50th percentile;
•Target cash compensation levels were generally within +/- 15% of the 50th percentile;
•Long-term performance incentives were generally between the 50th and 75th percentiles; and
•Target total direct compensation levels (salary + target bonus + target LTI values) were generally between the 50th and 75th percentiles.

For 2020, Aptar conducted an extensive review of the compensation peer group (“Peer Group”) which serves as part of the basis for the Management Development and Compensation Committee's decisions regarding the pay of the CEO and CFO. Peer group data were developed from proxies and supplemental information reported by several compensation surveys for CEOs and CFOs at industrial companies comparable in size to Aptar. In consultation with Pay Governance, the Committee and management used the following characteristics to assess the Company's current peers as well as to identify any potential replacements:
•Compete with Aptar for market share, operate in similar industries (e.g., packaging, specialty chemicals, specialty materials) and are based in the U.S.;
•Provide similar intermediate products (e.g., structured materials, packaging, closures, spray products) to similar end-use markets (e.g., consumer, beauty, home, pharmaceutical, medical, healthcare, food, beverage);
•Fall within a reasonable range of Aptar's size and scale based on several factors (e.g., revenue, assets, invested capital, number of employees, market capitalization);

32	2021 Proxy Statement

•Earn a considerable amount of their revenue outside of the U.S.;
•Appear to be valued like Aptar by the stock market based on their market capitalization to revenue vs. Aptar's; and
•Compete with Aptar for senior executive talent (companies Aptar potentially would recruit senior talent from, and possibly lose senior talent to.
The Peer Group is not a comprehensive list of all of Aptar’s competitors. Rather, it includes a set of companies that meet most, but not necessarily all, of the peer group selection criteria noted above. The Management Development and Compensation Committee approved the group for evaluating target pay levels of the CEO and CFO as well as for assessing Aptar's executive pay practices and policies. The following companies were included in the Peer Group for 2020:

2020 Peer Group Companies:
Albemarle Corp.	McCormick & Company
Ashland Global Holdings Inc.	Sealed Air Corp*
Berry Global Group, Inc.*	Sensient Technologies, Inc.*
Catalent, Inc.	Silgan Holdings Inc.*
CCL Industries, Inc.	Sonoco Products Co.*
Hill-Rom Holdings, Inc.	Stericycle, Inc.
ICU Medical, Inc.	STERIS plc
Ingredion Inc.	Teleflex Inc.
International Flavors & Fragrances*	West Pharmaceutical Services, Inc.*
*Company in Aptar's 2019 Peer Group
Peers from the Company's 2019 Peer Group that were removed from the 2020 Peer Group fell into several categories: much larger or smaller than Aptar (Crown Holdings. Inc., P.H. Glatfelter Co., TrisMas Corp.); market capitalization to revenue below 1.0 (H.B. Fuller, Inc., Graphic Packaging Holding Co., Greif, Inc., O-I Glass, Inc. & Rayonier Advanced Materials Inc.); and different business focus (Packaging Corp. of America, Stepan Co.)
The Management Development and Compensation Committee reviews compensation survey information prepared by its compensation consultant for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Pay Governance in 2020 were base salary, target annual cash incentives, target total cash compensation (the sum of base salaries and target cash incentives), target LTI, and target total direct compensation (the sum of target total cash compensation and target LTI). In considering compensation for the CEO and CFO, the Management Development and Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Pay Governance. When determining the 2020 compensation opportunities of executive officers other than Mr. Tanda, the Management Development and Compensation Committee also reviewed recommendations furnished by Mr. Tanda, including salary, target annual cash incentive and target LTI recommendations. In 2020, Mr. Tanda, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own compensation. Mr. Tanda made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Management Development and Compensation Committee.
Targeted base salary, annual incentive opportunities and long-term incentive grant values were provided by Pay Governance from several compensation surveys covering U.S. and non-U.S. executives and included general industry data for hundreds of companies . Wherever possible, the market data was adjusted to Aptar’s revenue size or the size of the position's operating unit. The same compensation elements also were reviewed by Pay Governance in the analysis of peer group data for Messrs. Tanda and Kuhn.
The information related to base salary and annual cash incentive compensation that was provided by Pay Governance for determining 2020 compensation was based on the following annual revenue levels, which were representative of Aptar's approximate revenue size at the time the data was compiled:
•CEO and CFO: corporate revenues of approximately $3 billion; and
•Other NEOs: group/segment revenues ranging from $200 million to $1.5 billion, depending on the segment or area of responsibility.

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As noted earlier, based on Pay Governance's benchmarking analysis that was furnished to the Management Development and Compensation Committee, Aptar’s 2020 total direct compensation for the NEOs, in aggregate was generally positioned between the 50th and 75th percentile of the published survey data. Specifically, most elements of total direct compensation for the CEO and CFO were positioned within +/- 10% of the 50th percentile with respect to the 2020 Peer Group.
Elements of Our Compensation Programs
There are three main elements of our compensation program which are described below.
Salary. The salary level of the CEO is established by the Management Development and Compensation Committee each January after evaluating individual performance and discussing the market data provided by Pay Governance. The salary levels of the other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing the market data provided by Pay Governance for the other NEO positions. In 2020, the Management Development and Compensation Committee increased the salaries of our NEOs from the 2019 levels as follows:

Name	2020 Salary	2019 Salary	% Increase
Tanda	$1,105,000	$1,071,000	3%
Kuhn	$624,000	$600,000	4%
Touya(1)	$570,544	$523,966	9%
Prieur(2)(3)	$568,757	$567,158	—%
Gong	$464,000	$450,000	3%
________________________________________
(1)Mr. Touya’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year. A portion of Mr. Touya's increase is due to exchange rate fluctuations.
(2)Mr. Prieur's compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year.
(3)Mr. Prieur was promoted to the position of President, Aptar Beauty + Home on December 1, 2019 and was not an NEO in 2019. His 2020 salary did not change as compared to 2019, however the slight increase shown is due to exchange rate fluctuations.
Short-term Incentives (“STI”).
Early in 2020 and prior to the full onset of the COVID-19 pandemic, management proposed and the Management Development and Compensation Committee approved maintaining the Company's historical approach to linking pay to performance for the STI for the year. The STI plan continued to be based on STI Adjusted EBITDA and core sales growth, with the STI design placing nearly twice as much emphasis on profitability rather than top-line growth and emphasizing segment results with different goals for each segment. The Management Development and Compensation Committee chose STI Adjusted EBITDA and core sales growth as performance measures because they are viewed as being directly tied into goals that we believe are critical to our business and our strategy and the creation of shareholder value.
Importantly, the Company maintained its principle for setting Company goals under the STI, which emphasize continuous improvement. As in prior years, NEOs were to earn no STI payout if results were less than prior year performance, with results equal to the prior year producing a threshold (50% of target). Further, the Company continued to use year-over-year consistency for determining target and maximum payouts. Under this approach, the Management Development and Compensation Committee approved growth rates in EBITDA and core sales, which do not change from year to year. For example, target STI payouts are earned if the Company achieved 5% growth in STI Adjusted EBITDA and 4% growth in core sales, with maximum awards (200% of target) earned if the Company achieved 15% growth in STI Adjusted EBITDA and 7% growth in sales. These were the same goals as in 2019. The Management Development and Compensation Committee believed at the time it set the STI targets that the performance targets were rigorous yet achievable, and therefore established the targets so that they would be achieved, at the target performance level, if the Company successfully executed against its operating plan for 2020. Because these targets were set in early 2020, these targets were set prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic.
For 2020, the amount of our NEOs' STI was to be calculated based on (i) target STI opportunity and (ii) improvement in Company performance (and segment results where appropriate) from the prior year. For Messrs.

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Touya and Prieur and Ms. Gong, the performance factors are further weighted 40% Company performance and 60% on their respective areas of responsibility.
The target STI opportunity is a percentage of each NEO's base salary, and is determined annually based on market data, the Company's historical pay practices, and individual role and responsibilities. For 2020, the target STI opportunities, as a percentage of base salary, did not increase for the NEOs as compared to 2019.

The following illustrates how the 2020 STIs were calculated:

At the beginning of 2020, the Management Development and Compensation Committee established the following growth in Company performance and weightings for 2020 to be used to determine the amount of each NEO's 2020 STI.

2020 STI Performance for Corporate and Segments
Corporate and Segments STI Adjusted EBITDA(1) Growth vs Prior Year (Weighted 65% of Target)			Corporate and Segments Core Sales(2) Growth vs Prior Year (Weighted 35% of Target)
Growth Rate Corp & Segments(3)	Growth Rate Asia (3)	Performance Factor	Corporate(3)	Food + Beverage(3)	Beauty + Home(3)	Pharma(3)	Asia(3)	Performance Factor
<0%	<0%	—%	<0%	<0%	<0%	<0%	<0%	—%
—%	8%	50%	—%	—%	—%	—%	5%	50%
5%	13%	100%	4%	6%	3%	6%	10%	100%
7%	14.5%	125%	5%	7%	4%	7%	12%	125%
10%	16%	150%	6%	8%	5%	8%	13%	150%
13%	17%	175%	6.5%	9%	5.5%	9%	14%	175%
15%	18%	200%	7%	10%	6%	10%	15%	200%

Actual Growth Rates
	Corporate and Segments STI Adjusted EBITDA Growth vs Prior Year (Weighted 65% of Target)	Corporate and Segments Core Sales Growth vs Prior Year (Weighted 35% of Target)
Corporate	(3.9)%	(0.3)%
Food + Beverage	4.2%	(1.8)%
Beauty + Home	(42.6)%	(7.3)%
Pharma	9.8%	6.3%
Asia	8.0%	6.5%
________________________________________

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(1)STI Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding acquisition costs, impact of acquisitions in the year acquired and a portion of transformation costs.
(2)Core sales growth is defined as organic sales growth that excludes currency effects and acquisition effects in the past 12 months.
(3)For performance between performance levels, payout levels will be determined based on straight line interpolation.
The pandemic clearly impacted the Company's ability to achieve the above goals much more so than a normal economic downturn. Closures of beauty retailers during the crisis negatively impacted sales of beauty and personal care products in Aptar, Beauty + Home, which offset any gains made for dispensing products associated with hand sanitizers and cleaners. Decreases in food service and on-the-go beverage products, while countered with increases in pantry staples, significantly impacted results in Aptar, Food + Beverage. Despite these challenges, the Company achieved core sales and STI Adjusted EBITDA results, which were down modestly from the prior year, aided by solid underlying demand for products in the Pharma segment. We believe that our efforts contributed to shareholder returns, which were up 20% for the year and ranked at the 73rd and 69th percentiles of the 2020 Peer Group and the S&P 400 MidCap Index, respectively.
In addition, our employees, including the NEOs, demonstrated their resilience during the pandemic and accomplished several notable achievements during 2020, which we believe better positions the Company for long-term success, including the following:
•Completed our acquisition and integration of FusionPKG, a global leader in the design, engineering and distribution of luxury packaging for the beauty industry, and which is now part of our Aptar, Beauty + Home segment;
•Senior leaders created a Global COVID-19 Action Team to help mitigate risks to employees, customers, and our suppliers. We prioritized and maintained uninterrupted supply to critical industries despite disruptions to our own supply chain and reduced operating capacity;
•Our associates worked with customers to adapt to the COVID-19 business environment and develop solutions to their unique needs, which we believed strengthened those relationships; and
•We increased cash flow and focused on liquidity, which allowed us to maintain a strong balance sheet and continue our dividend policy.
Despite these efforts, the portion of the STI based on Company performance did not fund for the NEOs due to the lack of year-over-year growth. Further, with the lack of year-over-year growth, this generally limited the individual portion of the STI for employees below the NEO, Executive Committee and management team levels to 20% of target STI.
The Management Development and Compensation Committee and our CEO did not feel the STI formulaic outcomes appropriately recognized our employees' efforts and achievements during the year. As a result, the Management Development and Compensation Committee approved several one-time modifications to the 2020 STI plan to recognize the efforts and accomplishments of our employees during an extremely challenging year. In approving these modifications, the Management Development and Compensation Committee was guided by the following objectives and principles:
•Maintain the integrity of the STI plan, particularly elements tied to financial results.
•No COVID-19 related adjustments to be made to the financial results used to determine STI payouts.
•Allow for the differentiation of STI payments by individual, to allow the Company to appropriately recognize individual performance and significant contributions to the Company's success.
•Payouts should be meaningful to reward performance, but should not exceed an employee's target opportunity unless supported by achieving the STI's original financial goals; and
•Simplicity and clear communication to STI participants that modifications to the 2020 STI were intended to be one-time exceptions to the Company's STI as opposed to changes to future plan design.

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Based on those principles, the Management Development and Compensation Committee took the following one-time actions to determine STI payouts for our employees:
•The requirement to achieve prior year results in Company core sales and Company STI Adjusted EBITDA to earn threshold payout (50% of target) was modified for the 2020 STI for all STI participants. This modification was limited to Company metrics only and resulted in the waiver of the cliff threshold, which translated to threshold payout for a decline in Company core sales of 4% and a decline in Company STI Adjusted EBITDA of 5%. These actions extended the STI's payout curve below prior year results, but maintained the rigor of the original curve's payout and performance relationships. This modification did not apply to segment metrics, which continued to be assessed under the original payout curve.
•For STI participants below the NEO, Executive Committee and management levels, the Management Development and Compensation Committee (i) waived the limit on payouts for individual performance, allowing these employees to earn up to 40% of their target opportunity for significantly exceeding expectations and (ii) added an individual performance multiplier to the individual performance portion of the STI plan.
Without waiving the cliff threshold, three NEOs would not have received an STI payout for 2020. Waiving the cliff threshold modification resulted in two NEOs receiving a 23% STI payout and one NEO receiving a 9% STI payout. Payouts for the Presidents of the Pharma and Asia segments equaled 90% and 43% (rounded) of target, respectively, based on their segments' results versus the STI's original financial goals for the year for those segments. After taking into account these modifications and applying the weighting described above, the NEOs received the following payouts under the 2020 STI:

NEO	2020 Base Salary	Target %	Target $	Performance Factor(3)	2020 STI
Tanda	$1,105,000	115%	$1,270,750	23.3%	$296,561
Kuhn	$624,000	85%	$530,400	23.3%	$123,782
Touya(1)	$570,544	75%	$427,908	89.8%	$411,695
Prieur(2)	$568,757	75%	$426,568	9.3%	$40,985
Gong	$464,000	75%	$348,000	42.5%	$147,848
________________________________________
(1)Mr. Touya’s 2020 Base Salary and Target STI were both denominated in Euros based on the average exchange rate for the year, while his actual formulaic payout was calculated based on a combination of the Performance Factor and the spot rate on the payment date of the award, which was February 25, 2021.
(2)Mr. Prieur's 2020 Base Salary and Target STI were both denominated in Swiss Francs based on the average exchange rate for the year, while his actual formulaic payout was calculated based on a combination of the Performance Factor and the spot rate on the payment date of the award, which was February 24, 2021.
(3)Slight variance in the calculation is due to rounding in the displayed Performance Factor.
The Management Development and Compensation Committee believes it is important to encourage executive officer stock ownership and provide a compensation opportunities to increase equity ownership. For those reasons, an executive officer may elect to receive up to 50% of his or her STI in the form of RSUs. If an executive elects to receive a portion of his or her STI in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date, and the RSUs converting into our common stock following the vesting date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. Messrs. Tanda, Kuhn and Touya, and Ms. Gong elected to receive a portion of their STI in RSUs, which election applied to the adjusted payouts described above.
In addition to the STI modifications discussed above and consistent with the level of modifications noted above for STI participants below the NEO, Executive Committee and management levels, the Management Development and Compensation Committee approved grants of time-based RSUs equal to 15% of each NEO's target STI opportunity to recognize their outstanding leadership during the extended crisis. To encourage retention and continuity of

2021 Proxy Statement	37

leadership during the extended crisis, the RSUs are subject to 3-year cliff vesting, which differs from the one-third annual vesting of our regular RSU awards and recognizes the unique nature of this grant. This RSU grant for the NEOs generally equals the modifications noted above for STI participants below the NEO, Executive Committee and management levels, which included waiving the payout limit on individual performance and allowing employees to earn up to 40% of their target opportunity for significantly exceeding expectations and adding an individual performance multiplier for the individual portion of the plan. In total, for the NEOs, the maximum impact of the modifications to the 2020 STI equaled 38% of the STI target value (23% STI cash payout and 15% RSU grant), which is below the threshold payout level of 50% of STI target. Because these additional RSUs were granted in 2021, these additional RSUs are excluded from the 2020 Summary Compensation Table and will be reflected as 2021 compensation in the 2021 Summary Compensation Table.
The Management Development and Compensation Committee believes that these modifications and the RSU grants, taken as a whole, allow us to appropriately reward and recognize efforts that we believe position our Company for success and to enable us to retain our experienced management team
Long-term Performance Incentives (“LTIs”).
We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our NEOs receive a substantial portion of their compensation in the form of long-term incentives (LTI), with base salary and STI representing a smaller percentage of compensation. Additionally, LTI compensation in the form of equity awards provide a strong alignment between the interests of our NEOs and our stockholders. The Management Development and Compensation Committee also believes that long-term equity awards are an essential tool in promoting executive retention. Consistent with our 2019 LTI grants, in 2020, the annual LTI grants consisted of RSUs that vest based on continued service and PRSUs that vest based on achieving pre-established performance objectives. Dividends are not declared or paid with respect to RSUs or PRSUs.
Setting Award Value:
In early 2020, the Management Development and Compensation Committee granted the NEOs LTI awards. In approving the 2020 LTI awards, the Management Development and Compensation Committee also approved a market-based approach to determining LTI values, which calculates the grant value delivered to award recipients based on current market price rather than accounting values. The Management Development and Compensation Committee believes that the use of a market-based approach to determine the number of shares to grant aligns with prevalent market practice and is more representative of the intended targeted value of compensation to be granted to participants. Target amounts of the LTI awards are also based on individual roles and responsibilities and market data. Target amounts for both Messrs. Tanda and Kuhn were increased to 400% and 200%, respectively, based on a review of the Company's peer group and other relevant market data. Once the LTI target award value was determined for each NEO, the award was divided between PRSUs and RSUs, weighted 60% and 40%, respectively. The weights between LTI elements are intended to strike a reasonable balance between performance-based grants (PRSUs) and time or service-based grants (RSUs), consistent with the Company’s pay philosophy and principles.
The following table sets forth the target award value, as of the date of grant, of the 2020 LTI awards received by each NEO.

NEO	Target Value of LTI award(1)
Tanda	$4,420,000
Kuhn	$1,248,000
Touya	$937,519
Prieur	$946,510
Gong	$812,000
(1) Because the amounts reported in this column represent the market-based targeted grant values, they differ from the amounts reported in the 2020 Summary Compensation Table, which are determined in accordance with applicable accounting rules.

PRSUs.

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For 2020, the Committee granted PRSUs as 60% of the target LTI award, which vest based on the Company’s Adjusted ROIC and relative TSR performance, with potential vesting ranging from 0% to 200% of the target number of shares subject to the award (the “Target Shares”), as follows:
•Adjusted ROIC over the three-year performance period consists of 35% of the Target Shares. Adjusted ROIC is defined as earnings before interest, less taxes, divided by the Company’s capital (i.e., equity excluding currency effects + net debt), adjusted down for 0.2% for every $100M in acquisitions. The Management Development and Compensation Committee believed at the time that the ROIC performance targets were rigorous yet achievable, and therefore established the targets so that they would be achieved, at the target performance level with strong and consistent performance over the three-year period. Because these targets were set in February 2020, these targets were set prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic.
•TSR relative to the S&P 400 MidCap Index over the three-year performance period consists of 65% of the Target Shares. TSR is measured by share price appreciation of the Company’s common stock over the three-year performance period and reinvestment of dividends, as compared to the TSR of the S&P 400 MidCap Index over the performance period. For the TSR component, the vesting will be determined in accordance with the following schedule, with straight line interpolation for performance between performance levels:

Performance Level	Company TSR Percentile Rank as compared to the S&P 400 MidCap	% of Target Shares to Vest
Below Threshold	Below 25th percentile	—%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%

Each NEO must be continuously employed through the last day of the performance period to receive his or her earned shares, except to the extent an event triggers accelerated vesting of the 2020 PRSUs under the terms of the award agreement or his or her employment or other agreement, as applicable.
RSUs:The remaining component of the 2020 LTI program consisted of time-based RSUs, which vest over a three-year service period, subject to the NEO’s continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2020 RSUs under the terms of the award agreement or his or her employment or other agreement, as applicable. RSUs are included as a component under the annual LTI program to further enhance the retentive aspect of the Company’s executive compensation program and further align the interests of our NEOs with the long-term interests of the Company’s stockholders as the value of the RSUs remains at-risk and fluctuates based on our stock price performance..
2020 Retention/Promotion Grants
In early 2020, the Management Development and Compensation Committee granted Mr. Touya and Ms. Gong an RSU award with a grant date value of $600,000 and which will cliff vest on the third anniversary of the grant date, subject to the NEO's continued employment through the vesting date except to the extent an event triggers accelerated vesting of the retention RSUs under the terms of the award agreement or his or her employment or other agreement, as applicable. These retention awards were granted in recognition of their exemplary performance and leadership in their respective business segments. In addition, due to the critical role each of these NEOs serve within the organization, the Management Development and Compensation Committee structured the RSUs to cliff vest on the three-year anniversary of the grant date to further serve as an incentive for each NEO to remain with the Company through the entire vesting period. The values were determined based on the Company's historical practices with respect to similar retention awards.

As part of Mr. Prieur's promotion to the position of President, Aptar Beauty + Home, the Management Development and Compensation Committee granted him a $750,000 PSU award that will cliff vest on December 31, 2022, based on: Beauty + Home Adjusted ROIC and Adjusted EBITDA margin improvement, each measured over the 2020-2022 performance period and weighted 50%. The Management Development and Compensation Committee believed at the time that the Adjusted ROIC and Adjusted EBITDA margin improvement performance targets were rigorous yet

2021 Proxy Statement	39

achievable, and therefore established the targets so that they would be achieved, at the target performance level and with strong and consistent performance of the Beauty + Home segment over the three-year performance period. Because these targets were set in January 2020, these targets were set prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic.

2018 PRSU Awards

Under the terms of the 2018 PRSUs, 2020 represented the final year of the three-year performance period for the awards. The 2018 PRSUs were eligible to vest based on Adjusted ROIC and the Company's relative TSR, weighted 35% and 65%, respectively, with Adjusted ROIC as defined above and TSR measured as described above for the 2020 PRSUs. The 2018 PRSU performance objectives and the achievement levels are set forth in the tables below.

Performance Objective	Below Threshold (0% Vesting)	Threshold (50% Vesting)	Target (100% Vesting)	Maximum (200% Vesting)	Actual Results	Vesting Percentage
Adjusted ROIC (1)	>11.4%	11.4%	13.4%	15.4%	10.4%	0%
Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile	82.5th Percentile	200%
(1) In accordance with the terms of the award agreements, the original ROIC targets are adjusted down 0.2% for every $100M in acquisitions, which is weighted for time outstanding in the Performance Period.
Based on performance over the three-year performance period, as described further below, the 2018 PRSUs vested as follows for each of the participating NEOs:

NEO	Target PRSUs	Earned PRSUs
Tanda	16,621	18,728
Kuhn	5,417	6,104
Touya	4,953	5,580
Prieur	1,194	1,346

Post‑Termination compensation. The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. In 2020, the Company and Mr. Touya entered into an amended employment agreement to reflect local market practices and which provides for an additional payment equal to six months of his average gross salary in the event that he is dismissed by the Company for any reason except in the case of gross misconduct. The post-termination commitments do not significantly affect the Management Development and Compensation Committee’s decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs’ agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2020, is found under “Potential Payments Upon Termination of Employment.”
Retirement Plan Arrangements. We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under “Pension Benefits.”
We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.
Perquisites. Perquisites have historically been an insignificant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Management Development and Compensation Committee when determining other elements of compensation. These perquisites can include a company‑provided automobile and supplemental life insurance, among others. In addition, the Company provides competitive perquisites for NEOs on an expatriate assignment, which it believes are consistent with local market practices. For example, pursuant to the terms of her employment agreement, Ms. Gong will receive expatriate benefits relating to her current

40	2021 Proxy Statement

international assignment in China, which began in October 2018. The additional benefits that she receives are directly related to the additional expenses Ms. Gong incurs as a result of her China assignment. Her benefits include (i) automobile and driver (including insurance, maintenance, reasonable fuel, taxes and vehicle registration costs), (ii) dependent schooling, (iii) international health insurance, (iv) travel for two (2) annual trips to the United States for Ms. Gong and her immediate family, (v) housing allowances, (vi) tax equalization payments and preparation services, and (vii) reimbursement for repatriation to the United States upon certain termination events. The Management Development and Compensation Committee believes it is necessary to provide NEOs with perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Management Development and Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.
Stock Ownership
Under the Company's stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, six times his or her base salary (increased January 1, 2021 from five times) and for the remaining executive officers, three times their base salary (increased January 1, 2021 from one times). Under the guidelines, executive officers must retain 50% of net after taxes shares from any equity vesting until the stock ownership guidelines are met. As of the Record Date, each NEO was in compliance with the guidelines as presented in the table below.

Executive Officer	Former Requirement	New Requirement	Ownership Level Requirement Status

Tanda	5 X Base Salary	6 X Base Salary	Exceeds Guideline

Kuhn	1 X Base Salary	3 X Base Salary	Exceeds Guideline

Touya	1 X Base Salary	3 X Base Salary	Exceeds Guideline

Prieur	1 X Base Salary	3 X Base Salary	Exceeds Guideline

Gong	1 X Base Salary	3 X Base Salary	Exceeds Guideline

Management Development and Compensation Committee’s Use of Consultants and Consultant’s Independence
The Management Development and Compensation Committee of our Board of Directors has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: investors.aptar.com. Under this charter, the Management Development and Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2020 the Management Development and Compensation Committee retained Pay Governance LLC as its independent compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance LLC is independent according to the advisor independence factors outlined by the NYSE and its services to the committee do not raise any conflicts of interest.
Stock Trading Guidelines
We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

2021 Proxy Statement	41

Compensation Committee Report
The Management Development and Compensation Committee of the Board of Directors oversees Aptar’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2020 and this proxy statement.

Management Development and Compensation Committee

Giovanna Kampouri Monnas (Chair) Craig Owens* Jesse Wu
*Mr. Owens joined the Management Development and Compensation Committee on January 14, 2021.

42	2021 Proxy Statement

2020 Summary Compensation Table
The table below contains compensation information for the NEOs of Aptar. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2020, see our “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non‑Equity Incentive Plan Compensation ($)(2)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Stephan B. Tanda	2020	1,105,000	—	4,929,983	148,280	763,195	72,364	7,018,822
President and	2019	1,071,200	—	4,577,547	484,976	773,896	1,010,421	7,918,040
Chief Executive Officer	2018	1,030,000	—	4,230,125	950,325	288,445	1,540,290	8,039,185
Robert W. Kuhn	2020	624,000	—	1,416,049	61,891	669,345	22,856	2,794,141
Executive Vice President	2019	600,246	—	2,101,520	200,864	745,315	21,612	3,669,557
and Chief Financial Officer	2018	575,500	125,000	1,572,584	346,293	43,200	20,529	2,683,106
Gael Touya(5)	2020	570,544	—	1,756,116	288,187	—	49,245	2,664,092
President,	2019	523,966	—	1,143,546	271,009	1,335,794	36,379	3,310,694
Aptar Food + Beverage	2018	515,841	—	1,131,212	263,145	—	37,896	1,948,094
Marc Prieur (6) President, Aptar Beauty + Home	2020	568,757	—	1,767,645	40,985	119,317	20,924	2,517,628
Xiangwei Gong	2020	464,000	—	1,561,666	73,924	132,373	187,133	2,419,096
President, Aptar Asia	2019	450,000	—	787,500	106,313	45,639	179,537	1,568,989
	2018	96,196	200,000	1,000,000	60,000	—	72,280	1,428,476
________________________________________
(1)Stock Award compensation for each NEO includes the fair value of RSUs granted in lieu of a portion of the executive’s annual performance incentive for that year, at the executive’s election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the market price of our common stock on February 25, 2021, discounted for dividends not received during the vesting period.

	Amounts Included In Stock Awards Column Above Taken In Lieu Of Cash ($)/(# RSUs)			Amounts Included In Stock Awards Column For Additional 20% On Amounts Taken In Lieu of Cash ($)/(# RSUs)			Combined Total ($)/(# RSUs)
Tanda	$148,281	/	1,163	$29,656	/	233	$177,937	/	1,396
Kuhn	$61,891	/	486	$12,378	/	97	$74,269	/	583
Touya	$123,508	/	969	$24,701	/	194	$148,209	/	1,163
Gong	$73,924	/	566	$14,785	/	112	$88,709	/	678
Stock Award Compensation also includes RSUs and PRSUs that are granted in connection with NEOs’ 2020 LTI, as described above under “Long-term Performance Incentives”. The additional 15% of STI target RSUs granted to the NEOs in 2021 will be reflected as compensation in the 2021 Summary Compensation Table in accordance with SEC disclosure rules even though such grants were awarded in recognition of 2020 performance.
RSUs in connection with 2020 LTI grants were granted on March 23, 2020 at the closing market price on that day of $81.06.

2021 Proxy Statement	43

	# RSUs	$
Tanda	21,811	$1,768,000
Kuhn	6,158	$499,167
Touya	4,626	$374,984
Prieur	4,671	$378,631
Gong	4,007	$324,807
PRSUs in connection with 2020 LTI grants were granted on March 23, 2020. Amounts shown in the column regarding PRSUs do not reflect dollar amounts actually received by the NEOs. Instead, these amounts represent the aggregate grant date fair value of the PRSUs granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value of the TSR portion of the PRSUs is determined using a Monte‑Carlo simulation model and based upon a discounted cash flow analysis of the probability‑weighted payoffs of a share-based payment assuming a variety of possible stock price paths and represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC Topic 718. The grant date fair value of the ROIC portion of the PRSUs is determined based on the probable satisfaction of the performance conditions at the time of grant and the closing stock price on such date in accordance with ASC Topic 718.

	# PRSUs	$
Tanda	33,300	$2,984,046
Kuhn	9,403	$842,613
Touya	7,063	$632,923
Prieur	7,131	$639,014
Gong	6,117	$548,150
The amounts included in the Stock Awards column for the PRSUs granted during 2020 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the portion of the PRSUs relating to the ROIC component, the maximum grant date fair value for the ROIC component would be as follows: Mr. Tanda—$1,856,408; Mr. Kuhn—$524,190; Mr. Touya—$393,740; Mr. Prieur—$397,563; and Ms. Gong—$341,018. Under FASB ASC Topic 718, the vesting condition related to the TSR portion of the PRSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition. Assumptions used in the calculation of the expense related to the stock awards can be found in Note 16, “Stock-Based Compensation” to Aptar’s audited financial statements for the year ended December 31, 2020, included in Aptar’s Annual Report on Form 10‑K filed with the SEC on February 19, 2021 (“Aptar’s Financial Statements”).
With respect to Mr. Touya and Ms. Gong, the amounts included in the Stock Awards column for 2020 include an award of RSUs with a grant date fair value of $600,000 granted to each executive respectively, which is described above under "Retention/Promotion Grants."
With respect to Mr. Prieur, the amounts included in the Stock Awards column for 2020 include a $750,000 award of PRSUs granted based on achievement of Adjusted ROIC and Adjusted EBITDA improvement for the Beauty + Home business segment over the 2020-2022 performance period. The grant date fair value of both the Adjusted ROIC and EBITDA components were determined based on the probable satisfaction of the performance conditions at the time of grant and closing stock price on such date in accordance with ASC Topic 718. Assuming the highest level of performance is achieved, the aggregate grant date fair value for these PRSU awards would be $1,500,000. For a detailed description, see "Retention/Promotion Grants."
(2)Amounts reported in this column represent the cash portion received under the STI and are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. Please see footnote 2 above for a summary of the RSU component of the STI, which was awarded in early 2021 and is reflected in the table above as 2020 compensation.
(3)All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.

44	2021 Proxy Statement

(4)The amount of other compensation in 2020 includes Company contributions to profit sharing and savings plans, premiums related to Company‑ provided term life insurance and supplemental disability insurance, and amounts related to a Company‑ provided automobile for all NEOs. The amount of other compensation in 2020 for Mr. Tanda includes approximately $46,000 related to Company provided disability insurance. The amount of other compensation in 2020 for Mr. Touya includes Company contributions related to a profit share program of approximately $30,000. The amount of other compensation for Ms. Gong includes payments for Company provided auto of approximately $55,000, housing of approximately $81,000 and approximately $39,000 related to dependent schooling. The amounts paid with respect to Ms. Gong are valued based on the aggregate incremental cost to the Company and represents the amounts paid to, or on behalf of, Ms. Gong.
(5)Mr. Touya’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.
(6)Mr. Prieur was not an NEO prior to 2020. His compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.
2020 Grants of Plan-Based Awards
The table below sets forth all plan-based awards granted to NEOs in 2020.

										All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date	Approval Date	Grant Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S. Tanda	2/25/2020	2/5/2020	RSU	—	—	—	—	—	—	5,590	—	581,971
	3/23/2020	2/5/2020	RSU	—	—	—	—	—	—	21,811	—	1,768,000
	3/23/2020	2/5/2020	PRSU	—	—	—	16,650	33,300	66,600	—	—	2,984,046
	—	—	STI	—	1,270,750	2,541,500	—	—	—	—	—	—
R. Kuhn	2/25/2020	2/5/2020	RSU	—	—	—	—	—	—	2,315	—	241,036
	3/23/2020	2/5/2020	RSU	—	—	—	—	—	—	6,158	—	499,167
	3/23/2020	2/5/2020	PRSU	—	—	—	4,702	9,403	18,806	—	—	842,613
	—	—	STI	—	530,400	1,060,800	—	—	—	—	—	—
G. Touya	2/25/2020	2/5/2020	RSU	—	—	—	—	—	—	2,082	—	216,808
	3/23/2020	2/5/2020	RSU	—	—	—	—	—	—	4,626	—	374,984
	3/23/2020	2/5/2020	RSU	—	—	—	—	—	—	7,534	—	600,000
	3/23/2020	2/5/2020	PRSU	—	—	—	3,532	7,063	14,126	—	—	632,923
	—	—	STI	—	427,908	855,816	—	—	—	—	—	—
M. Prieur	1/2/2020	10/25/2019	PRSU	—	—	—	3,425	6,850	13,700	—	—	750,000
	3/23/2020	2/5/2020	RSU	—	—	—	—	—	—	4,671	—	378,631
	3/23/2020	2/5/2020	PRSU	—	—	—	3,566	7,131	14,262	—	—	639,014
	—	—	STI	—	426,568	853,136	—	—	—	—	—	—
X. Gong	3/23/2020	2/5/2020	RSU	—	—	—	—	—	—	4,007	—	324,807
	3/23/2020	2/5/2020	RSU	—	—	—	—	—	—	7,534		600,000
	3/23/2020	2/5/2020	PRSU	—	—	—	3,059	6,117	12,234	—	—	548,150
	—	—	STI	—	348,000	696,000	—	—	—	—	—	—
________________________________________
(1)During fiscal year 2020, NEOs received three types of plan-based awards: PRSUs, RSUs and Annual Short-Term Incentives (in cash) (“STI”).
(2)Amounts represent target and maximum STI opportunities under the 2020 STI. The amount actually paid to each NEO is included in the Stock Awards column and the Non-Equity Incentive Plan Compensation column in the 2020 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Annual Performance Incentives” for further information regarding the 2020 STI.
(3)Other than the grant to Mr. Prieur on January 2, 2020, amounts represent PRSUs that vest over the 2020‑2022 performance period based on the Company’s Adjusted ROIC and TSR performance. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information about the PRSUs, including the pre‑established performance periods and

2021 Proxy Statement	45

performance measures. The award granted to Mr. Prieur on January 2, 2020 represents an award of PRSUs that vest over the 2020-2022 performance period based on the Beauty + Home business segment's Adjusted ROIC and Adjusted EBITDA performance. See "Compensation Discussion and Analysis - Elements of Our Compensation Programs - Long-term Performance Incentives - Retention/Promotion Grants" above for more information about this grant. See the footnotes to the "2020 Outstanding Equity Awards at Fiscal Year-End" table below for a description of the PRSU vesting schedules.
(4)Awards granted on February 25, 2020 represent RSUs granted to Messrs. Tanda, Kuhn, and Touya at their election to receive RSUs in lieu of a portion of their 2019 annual performance incentive (paid/awarded in 2020) and an additional 20% of the elected amount granted to those officers making such election, which were previously reported as compensation in the 2019 Summary Compensation Table. Awards granted on March 23, 2020 represent time-based RSUs in connection with the 2020 LTI program and, in the case of Mr. Touya and Ms. Gong, retention grants. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information regarding the 2020 LTI RSUs, including vesting schedules, and see "Compensation Discussion and Analysis - Elements of Our Compensation Programs - Long-term Performance Incentives - Retention/Promotion Grants" above for more information about the retention grants, including vesting schedules.
(5)RSUs and PRSUs reflected in this column are reported in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures) and, in the case of the PRSU awards, based upon the probable outcome of certain performance conditions.

46	2021 Proxy Statement

2020 Outstanding Equity Awards at Fiscal Year-End
The table below provides information on the holdings of stock option and stock awards by the NEOs as of December 31, 2020. The equity awards reported in the Option Awards column consist of non-qualified stock options. The equity awards in the Stock Awards column consist of RSUs and PRSUs.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(4)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
S. Tanda		—	—	—	52,496	7,186,177	—	—
		—	—	—	—	—	76,373	10,454,700
	2/10/2017	133,838	74.79	2/10/2027	—	—	—	—
R. Kuhn		—	—	—	25,994	3,558,319	—	—
		—	—	—	—	—	21,445	2,935,606
	1/11/2012	30,000	51.80	1/11/2022	—	—	—	—
	1/16/2013	50,000	51.57	1/16/2023	—	—	—	—
	1/15/2014	50,000	68.00	1/15/2024	—	—	—	—
	1/14/2015	50,663	64.60	1/14/2025	—	—	—	—
	2/5/2016	54,390	71.12	2/5/2026	—	—	—	—
	2/10/2017	69,620	74.79	2/10/2027	—	—	—	—
G. Touya		—	—	—	18,376	2,515,491	—	—
		—	—	—	—	—	16,540	2,264,161
	2/5/2016	42,735	71.12	2/5/2026	—	—	—	—
	2/10/2017	59,072	74.79	2/10/2027	—	—	—	—
M. Prieur		—	—	—	9,901	1,355,348	—	—
		—	—	—	—	—	23,892	3,270,576
	1/15/2014	6,500	68.00	1/15/2024	—	—	—	—
	1/14/2015	4,500	64.60	1/14/2025	—	—	—	—
	2/5/2016	6,500	71.12	2/5/2026	—	—	—	—
	2/10/2017	6,500	74.79	2/10/2027	—	—	—	—
X. Gong		—	—	—	16,831	2,303,996	—	—
		—	—	—	—	—	14,396	1,970,668
________________________________________
(1)Stock options were granted with an exercise price equal to closing price of Aptar’s common stock on the NYSE on the date of grant.
(2)Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Management Development and Compensation Committee, sign‑on RSUs and RSUs granted as part of the LTI program. RSUs granted generally vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. Retention awards of RSUs granted in March 2020 to Mr. Touya and Ms. Gong cliff vest on the third anniversary of the grant date. The following numbers of units vest for each respective NEO in the years indicated:

	Vesting in 2021	Vesting in 2022	Vesting in 2023	Total
Tanda	25,169	18,192	9,135	52,496
Kuhn	8,674	14,495	2,825	25,994
Touya	5,157	3,448	9,771	18,376
Prieur	4,337	4,007	1,557	9,901
Gong	5,595	2,366	8,870	16,831
(3)The market value of RSUs and PRSUs that have not yet vested is calculated using the closing price of Aptar’s common stock on the NYSE on December 31, 2020, which was $136.89 per share.

2021 Proxy Statement	47

(4)Amounts represent PRSUs that vest over the 2020-2022 and 2019-2021 performance periods respectively based on the Company’s Adjusted ROIC and TSR performance. In the case of Mr. Prieur, amounts also represent PRSUs that vest over the 2020-2022 performance period based on the Beauty + Home business segment's Adjusted ROIC and Adjusted EBITDA performance. In accordance with the SEC executive compensation disclosure rules, the amounts reported related to PRSUs in this column are based on achieving maximum vesting levels for the TSR portion and threshold vesting levels for the ROIC portion.
2020 Option Exercises and Stock Awards Vested
The table below provides information on stock option exercises and stock awards vested in 2020.

		Stock Options		Stock Awards Vested
Name	Grant Type(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Tanda	RSU	—	—	16,034	1,563,656
	PRSU	—	—	18,728	2,563,676
Kuhn	RSU	—	—	23,457	2,568,300
	PRSU	—	—	6,104	835,577
Touya	RSU	—	—	11,538	1,255,347
	PRSU	—	—	5,580	763,846
Prieur	RSU	—	—	2,779	309,273
	PRSU	—	—	1,346	184,254
		2,500	161,079	—	—
Gong	RSU	—	—	4,259	489,795
________________________________________
(1)During fiscal year 2020, two types of stock awards vested: PRSUs and RSUs.
(2)Value realized represents the difference between the closing price on the NYSE of Aptar’s common stock on the date of exercise and the exercise price of the option award.
(3)For vested RSUs, the value realized represents the closing price on the NYSE of Aptar’s common stock on the date of vesting multiplied by the number of shares vested. For vested PSUs, the value realized represents the number of shares earned over the applicable performance period (2018‑2020) multiplied by the closing stock price on December 31, 2020.

48	2021 Proxy Statement

Employment Agreements
Tanda Employment Agreement
Mr. Tanda’s employment agreement provides for employment through December 31, 2023, unless earlier terminated, at a minimum salary of $1,118,500 (which is the 2021 salary approved by the Management Development and Compensation Committee) per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2031.
If Mr. Tanda’s employment ends on account of death, Mr. Tanda’s estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death and a lump sum payment in lieu of a supplemental life insurance benefit if Mr. Tanda is not covered by such insurance at the time of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year’s base salary and his target annual performance incentive. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date.
In addition, in the event of Mr. Tanda's termination of employment other than for cause and not within two years following a change in control, Mr. Tanda would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year and, if such termination occurs within the first five years of his employment, a lump sum payment equal to any accrued pension benefits.
After a “change in control” (as defined in the employment agreement), if Mr. Tanda’s employment is terminated by the Company or its successor other than for “cause,” disability or death, or if Mr. Tanda terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump‑sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, the continuation of medical, disability and life insurance benefits for three years and, if such termination occurs within the first five years of his employment, a lump sum payment equal to any accrued pension benefits.
The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of the Company for a period of 18 months or two years following termination (depending on the nature of the termination).
Employment Agreements of Other NEOs
The employment agreements of Mr. Kuhn and Ms. Gong automatically extends for one additional year each January 1st, unless either the Company or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will continue later than December 31st of the year in which the executive turns 65 and (ii) that Mr. Kuhn and Ms. Gong will receive minimum annual salaries of $645,000, and $478,000 respectively (which are the 2021 salaries that were approved by the Management Development and Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Kuhn and Ms. Gong are entitled to additional term life and supplementary long-term disability insurance coverage.
If the employment of Mr. Kuhn, or Ms. Gong ends on account of death, the executive’s estate will receive one-half of the annual salary that the executive would have received until the second anniversary of the executive’s death and a lump sum payment in lieu of a supplemental life insurance benefit if the executive is not covered by such insurance at the time of death. If the employment of Mr. Kuhn, or Ms. Gong ends due to the expiration of the agreement, the executive is entitled to receive an amount equal to one year’s base salary (based on the salary then in effect) and medical and life insurance benefits the executive would have otherwise received for a period of one year following the expiration date. If Mr. Kuhn, or Ms. Gong terminates the agreement without “good reason” (as defined in the agreement), the executive is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of

2021 Proxy Statement	49

employment). If Mr. Kuhn, or Ms. Gong is terminated without “cause” (as defined in the agreement), the executive is entitled to receive the executive’s base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.
In addition, in the event of Mr. Kuhn's or Ms. Gong's termination of employment other than for cause and not within two years following a change in control, the executive would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.
After a change in control of the Company, if Mr. Kuhn, or Ms. Gong are terminated by the Company or its successor other than for cause, disability or death, or if Mr. Kuhn, or Ms. Gong terminates the executive’s employment for “good reason,” in each case within two years following the change in control, Mr. Kuhn and Ms. Gong are entitled to receive a lump‑sum payment equal to (x) two and one-half times the executive’s highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.
The employment agreement for Mr. Kuhn and Ms. Gong also contains certain noncompetition and nonsolicitation covenants prohibiting the executive from, among other things, becoming employed by a competitor of the Company for a period of one year or two years following termination (depending on the nature of the termination).
The employment agreement of Mr. Touya is in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya remains in effect for an unlimited period; however, the Company and Mr. Touya have the right to terminate the agreement in accordance with local law. The agreement provides for minimum annual salary to Mr. Touya of $575,400 (which is the 2021 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2020 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (regardless of the reason for termination except for gross misconduct). In the event of any termination of employment (including following a change in control) other than for serious or gross misconduct and dismissal for unfitness, Mr. Touya would be entitled to six months of his average gross salary received during the 12 months prior to termination. Average gross salary consists of Mr. Touya's base salary during the 12 months prior to dismissal as well as the average short-term incentive paid to Mr. Touya during the three years prior to dismissal. Mr. Touya would also receive payments under the French Collective Bargaining agreement as further described under “Potential Payments Upon Termination of Employment.”
The employment agreement of Mr. Prieur is in accordance with local Swiss law. The agreement of Mr. Prieur remains in effect until the end of the month in which Mr. Prieur reaches ordinary retirement age, according to then applicable Swiss law; however, the Company and Mr. Prieur have the right to terminate the agreement by giving six months advance written notice. The agreement may also be terminated with immediate effect for good reason in accordance with local Swiss law. The agreement provides for a minimum annual salary to Mr. Prieur of $565,400 (which is the 2021 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2020 exchange rate). Mr. Prieur's employment agreement also entitles him to a target STI opportunity equal to 75% of his base salary, a monthly housing allowance payable until May 31, 2020, an insurance policy covering his illness or death, a previnter insurance contribution and an automobile and mobile device in accordance with the Company's applicable policies. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Prieur from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (in exchange for which Mr. Prieur will receive an additional payment equal to six months of his average gross salary regardless of the reason for termination except for cause) and that Mr. Prieur will receive payments as described under "Potential Payments Upon Termination of Employment." In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability, Mr. Prieur would be entitled to receive six months of his base salary and the prorated average annual gross bonus received by him during the three years prior to his dismissal. In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability within two years following a change in control of the Company, he would be entitled to receive his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal.

50	2021 Proxy Statement

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment.”
Pension Benefits
U.S. Employees
Substantially all of the U.S. employees of the Company and its subsidiaries are eligible to participate in the Company's Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year’s limit applicable to tax‑qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.
U.S. employees of the Company and its subsidiaries participating in the Pension Plan are also eligible for the Company's non-qualified supplemental retirement plan (“SERP”). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.
Mr. Touya is a resident of Europe and does not participate in the U.S. pension benefit plans, but as described below, is entitled to other pension benefits.
Non-U.S. Employees
Mr. Touya is entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry (“Collective Pension”). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Touya is eligible for benefits pursuant to a supplemental pension plan available to certain French executives (“Supplemental Pension”). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant’s death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant’s Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 62 if the employment contract is terminated by the company after age 57. The French law pertaining to supplemental pension plans has been amended in 2019 and new rules have not yet been fully enacted. The plan described above is closed for new participants, but the rights acquired by Mr. Touya under the previous regime remain unchanged.

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The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of December 31, 2020 are the same as those found in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.
2020 PENSION BENEFITS

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Tanda	Employees’ Retirement Plan	4	223,320	—
	Supplemental Retirement Plan	4	1,955,152	—
Kuhn	Employees’ Retirement Plan	33	1,253,726	—
	Supplemental Retirement Plan	33	1,848,948	—
Touya	Retirement Indemnities	26	434,673	—
	Pension Plan	26	1,869,644	—
Prieur	Employees’ Retirement Plan	8	351,230	—
	Supplemental Retirement Plan	8	—	—
Gong	Employees’ Retirement Plan	2	106,559	—
	Supplemental Retirement Plan	2	71,453	—
________________________________________
(1)The retirement indemnities and pension plan of Mr. Touya represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

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Potential Payments Upon Termination of Employment
The following table provides information concerning potential payments or other compensation that could have been awarded to the NEOs if any of the various termination scenarios presented below occurred on December 31, 2020.

Name	Normal Expiration of Employment Agreement	Voluntary Termination (1)	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death
Tanda
Cash Payment	2,599,070	223,320	3,846,120	8,779,120	736,704	1,105,000
Continuation of Medical/Welfare Benefits	—	—	103,307	206,613	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/20) (2)	6,883,512	6,883,512	6,883,512	7,186,040	7,186,040	7,186,040
PRSUs(3)	—	—	—	6,666,726	6,666,726	6,666,726
Total Termination Benefits (4)	9,482,582	7,106,832	10,832,939	22,838,499	14,589,470	14,957,766
Kuhn
Cash Payment	624,000	—	1,248,000	3,647,297	416,021	624,000
Continuation of Medical/Welfare Benefits	20,732	—	—	51,830	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/20) (2)	3,418,689	3,418,689	3,418,689	3,558,317	3,558,317	3,558,317
PRSUs(3)	—	—	—	1,866,358	1,866,358	1,866,358
Total Termination Benefits (4)	4,063,421	3,418,689	4,666,689	9,123,802	5,840,696	6,048,675
Touya
Cash Payment	—	610,323	1,693,240	1,586,158	406,902	610,323
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/20) (2)	1,436,659	1,436,659	1,436,659	1,484,159	1,484,159	1,484,159
PRSUs(3)	—	—	—	1,486,001	1,486,001	1,486,001
Total Termination Benefits (4)	1,436,659	2,046,982	3,129,899	4,556,318	3,377,062	3,580,483
Prieur
Cash Payment	568,757	397,137	284,379	794,274	379,190	568,757
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/20) (2)	—	—	—	982,734	982,734	982,734
PRSUs(3)	—	—	—	1,291,271	1,291,271	1,291,271
Total Termination Benefits (4)	568,757	397,137	284,379	3,068,279	2,653,195	2,842,762
Gong
Cash Payment	464,000	—	928,000	1,451,048	309,349	464,000
Continuation of Medical/Welfare Benefits	18,558	—	—	46,395	—	—
Acceleration of Time Vesting RSUs (Value as of 12/31/20) (2)	1,272,667	1,272,667	1,272,667	1,272,667	1,272,667	1,272,667
PRSUs(3)	—	—	—	1,273,247	1,273,247	1,273,247
Total Termination Benefits (4)	1,755,225	1,272,667	2,200,667	4,043,357	2,855,263	3,009,914
________________________________________
(1)In addition to the amounts reported in this column, Messrs. Kuhn and Prieur would vest in outstanding equity awards in accordance with the retirement vesting provisions of such awards and with an estimated value of $5,285,047 and $2,274,005, respectively, as of December 31, 2020.
(2)Beginning in 2019, for RSUs deferred pursuant to the Company's annual incentive plan, in the event of a termination other than due to cause, the NEO would vest in the number of RSUs equal to his or her deferral, but would not vest in the 20% additional RSUs granted under the deferral program.
(3)For scenarios which provide for payments, this row assumes maximum payouts under the PRSU awards and is prorated based on the portion of the performance periods completed as of December 31, 2020.

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(4)In the event of Mr. Tanda's, Mr. Kuhn's or Ms. Gong's termination of employment other than for cause and not within two years following a change in control, the executive would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year. Because the annual bonus is considered earned as of December 31, 2020, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2020 Summary Compensation Table as 2020 compensation.
Normal Expiration of Employment Agreement
If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year's base salary and his target annual performance incentive. As a condition to the employment agreements of Mr. Kuhn, and Ms. Gong each would receive his/her current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the normal expiration date of his/her agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months. With expiration within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Mr. Tanda would also receive his target annual performance incentive for the year in which he was terminated due to expiration of his employment agreement, paid on a monthly basis for the 12 months following the termination. The employment agreement of Mr. Touya has no expiration date. The employment of Mr. Prieur expires at the end of the month in which he reaches ordinary retirement age.
Voluntary or With Cause Termination
Mr. Kuhn and Ms. Gong are not entitled to additional benefits if they are terminated with cause. With voluntary termination within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. With voluntary termination in the third or fourth quarter of the Company's fiscal year, Messrs. Tanda and Kuhn and Ms. Gong would remain eligible for a prorated annual bonus based on actual performance. With voluntary termination, Messrs. Touya and Prieur may receive monthly payments in accordance with the non-competition clauses of their contracts equal to 50% of their former monthly salary (and annual bonus for Mr. Prieur) for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, generally defined as gross misconduct for Mr. Touya and as defined in accordance with Swiss law for Mr. Prieur. Equity awards granted to NEOs continue to vest upon retirement (and in the case of PRSUs, are paid on a pro-rated performance period). For a description of the value of outstanding equity awards as of December 31, 2020, see the second paragraph under “Involuntary or Good Reason Termination After a Change in Control” below.
Involuntary Termination
For Mr. Kuhn and Ms. Gong amounts shown above represent their base salaries and annual performance incentive amounts. Amounts would be paid on a monthly basis for the remaining term of each respective agreement. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date. Termination of Mr. Tanda within the first five (5) years of his start date, would also entitle Mr. Tanda to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Cash payment amounts shown for Mr. Touya represent payments that would be required under the Collective Bargaining Agreement of the French Plastics Industry, six months of his average gross salary (as defined in his employment agreement), and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months (“Monthly Salary”). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter. Except as described below, no payments would be made in connection with PRSUs regarding an involuntary termination. Cash payment amounts shown for Mr. Prieur represent payments equal to six months of the base gross salary as in effect at the time of the notification of termination and the prorated average annual gross bonus received by him during the three years prior to his dismissal.

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For Messrs. Kuhn and Touya, if they are terminated without cause or, with respect to a retiree‑eligible participant, retire upon learning that they will be terminated without cause, RSU awards granted in 2020 vest immediately on the date of termination or retirement, as applicable. Mr. Touya's 2020 retention award and Mr. Prieur's 2019 retention award vest immediately on the date of termination or retirement, as applicable.
Involuntary or Good Reason Termination After a Change in Control (“CIC”)
Cash payment amounts shown for Mr. Tanda represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Mr. Kuhn and Ms. Gong represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Tanda also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Mr. Kuhn and Ms. Gong also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under “Involuntary Termination” in accordance with his agreements. Cash payment amounts shown for Mr. Prieur represent payments equal to his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal.
The Company’s employee stock option agreements, RSU agreements, and PRSU agreements provide for the acceleration of vesting upon a CIC. Because all stock options held by the NEOs were vested as of December 31, 2020, no value is included with respect to the acceleration of stock options. The PRSUs amounts are based on the closing stock price of $136.89 per share on December 31, 2020 (the "Closing Price") multiplied by the number of shares subject to the PRSU awards, assuming target performance, and prorated based on service performed during the performance period. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs. Further information regarding RSUs and PRSUs can be found under “Outstanding Equity Awards at Fiscal Year‑End.”
Disability
The employment agreements of Messrs. Tanda and Kuhn and Ms. Gong provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by the Company. The cash payment amounts included in the above table for Messrs. Tanda and Kuhn and Ms. Gong represent one year of disability payments under this scenario. In addition, the Company’s employee stock option agreements, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.
Death
Upon death, the employment agreements of Messrs. Tanda and Kuhn and Ms. Gong provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. The Company’s employee stock option, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.
CIC without Termination
The NEOs are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award vesting. In the event of a change in control as of December 31, 2020, the NEOs would accelerate with respect to their outstanding awards as follows: Mr. Tanda $13,550,238, Mr. Kuhn $5,285,047, Mr. Touya $2,922,660, Mr. Prieur $2,274,005, and Ms. Gong $2,545,914.
Non-compete Information
The agreements of Messrs. Tanda and Kuhn and Ms. Gong require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly

2021 Proxy Statement	55

with the Company or (ii) solicit employees or customers of the Company. The agreement of Messrs. Touya and Prieur requires that, for a period of two years following termination, each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company, and that under this arrangement, each executive will receive monthly payments equal to 50% of his former monthly salary (and annual bonus, in the case of Mr. Prieur) for a period of two years from the date of termination. Payments would not be made to Messrs. Touya and Prieur if they were terminated with cause, defined as gross misconduct for Mr. Touya and as defined in applicable Swiss law in the case of Mr. Prieur.
Pension Related Benefits
Information concerning pension benefits can be found under the heading “Pension Benefits.”
CEO Pay Ratio
As required by Section 953(b) of the Dodd‑Frank Wall Street Reform and Consumer Protection Act, Aptar is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Stephan Tanda, our President and CEO. To better understand this disclosure, we think it is important to give context to our operations. As a global organization, approximately 20%, or 2,400 of our employees are located in the United States, while approximately 80% or 9,600 employees are located throughout Europe, Asia and South America. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market in order to allow us to provide a competitive compensation package.
Pay Ratio
For 2020:
•The median of the annual total compensation of all of our employees, other than Mr. Tanda, was $56,313.
•Mr. Tanda’s annual total compensation was $7,018,822.
•Based on this information, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 125 to 1.
Identification of Median Employee
For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the “median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that “median employee” earned during 2020. We first determined our “median employee” for purposes of determining our 2020 CEO pay ratio by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO) for 2020.
For the 2020 pay ratio, we used the following methodology:
1.We selected December 31, 2020 as the date on which to determine our median employee.
2.As of that date, we had had approximately 12,000 employees, with approximately 2,400 employees based in the United States and 9,600 employees located outside of the United States. We applied the allowed “de minimis” exception to exclude 524 employees in the following countries: India (314); Indonesia (106); and Russia (104). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded. After taking into account the de minimis exemption, approximately 2,400 employees in the United States and approximately 9,076 employees located outside of the United States were considered for identifying the median employee.
3.For purposes of identifying the median employee from our employee population base, we considered the total cash compensation earned by our employees, as compiled from our payroll records. We selected total cash compensation as it reflects the principal forms of compensation delivered to all of our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12 month period ended December 31, 2020. Compensation paid in foreign currencies was converted to U.S. dollars using the average exchange rate at December 31, 2020.

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4.In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S‑K, as required pursuant to the SEC executive compensation disclosure rules.

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EQUITY COMPENSATION PLAN INFORMATION
The following table provides information, as of December 31, 2020, relating to Aptar’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	5,263,509	(2)	$70.05	(3)	1,090,498
________________________________________
(1)Plans approved by stockholders include director and employee equity award plans.
(2)Includes 576,198 RSUs and 590,064 PRSUs (assuming target level of performance).
(3)RSUs and PRSUs are excluded when determining the weighted average exercise price of outstanding options.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table contains information with respect to the beneficial ownership of common stock, as of March 12, 2021 (unless otherwise indicated) by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Shares Owned		Options Exercisable or RSUs Vesting Within 60 Days of March 12, 2021
Name	Number of Shares(1)	Percentage (2)
The Vanguard Group(3)	6,555,782	9.9	—
100 Vanguard Boulevard,
Malvern, PA 19355
State Farm Mutual	5,556,069	8.4	0
Automobile Insurance Company(4)
One State Farm Plaza,
Bloomington, IL 61710
Blackrock, Inc.(5)	5,460,812	8.3	—
55 East 52nd Street,
New York, NY 10055
Eaton Vance Management(6)	3,935,465	6.0	—
2 International Place
Boston, MA 02110
George L. Fotiades	31,000	*	19,000
Xiangwei Gong	203	*	—
Maritza Gomez Montiel	2,977	*	—
Giovanna Kampouri Monnas	9,130	*	—
Andreas C. Kramvis	17,577	*	9,500
Robert W. Kuhn	356,185	*	304,673
Isabel Marey-Semper	1,257	*	—
B. Craig Owens	2,670	*	—
Marc Prieur	20,004	*	15,000
Dr. Joanne C. Smith(7)	43,804	*	27,500
Stephan B. Tanda	194,373	*	133,838
Gael Touya	118,816	*	101,807
Jesse Wu	2,668	*	—
Ralf K. Wunderlich	10,126	*	—
All Directors and Executive Officers as a Group(17) persons)(8)	818,059	1.2	614,485
________________________________________
* Less than one percent.
(1)Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 12, 2021.
(2)Based on 66,012,769 shares of common stock outstanding as of March 12, 2021 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.
(3)The information as to The Vanguard Group and related entities (“Vanguard”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2020, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to dispose of 6,458,336 shares, the shared power to vote 45,819 shares and the shared power to dispose of 97,446 shares.

2021 Proxy Statement	59

(4)The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2020, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote 5,556,069 shares and the sole power to dispose of 5,556,069 shares.
(5)The information as to Blackrock, Inc. (“Blackrock”) and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2020, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 5,229,311 shares and the sole power to dispose of 5,460,812 shares.
(6)The information as to Eaton Vance Management (“Eaton Vance”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2020, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Eaton Vance has the sole power to vote 3,935,465 shares and the sole power to dispose of 3,935,465 shares.
(7)Dr. Smith shares the power to vote and dispose of 13,964 shares.
(8)Includes 13,964 shares as to which voting and disposing power is shared other than with directors and executive officers of Aptar.

60	2021 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
Aptar or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with Aptar’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a “disinterested” director and therefore are approving related person transactions from this perspective.
The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:
•the size of the transaction and the amount payable to a related person;
•the nature of the interest of the related person in the transaction;
•whether the transaction may involve a conflict of interest; and
•whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.
The following are not considered related person transactions:
•executive officer or director compensation which has been approved by the Management Development and Compensation Committee of the Board of Directors;
•indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;
•indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and
•any transaction in which a person is deemed a Related Person solely on the basis of such person’s equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.
Pursuant to this policy, the Audit Committee approves or ratifies all related person transactions, including those involving NEOs and directors. Since January 1, 2020, there have been no related person transactions for which disclosure is required under SEC rules.

2021 Proxy Statement	61

DELINQUENT SECTION 16(a) REPORTS
Based solely upon a review of filings with the SEC and written representations furnished to it, Aptar believes that during 2020 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar’s common stock pursuant to Section 16(a) of the Exchange Act.

62	2021 Proxy Statement

AUDIT COMMITTEE REPORT
Management is responsible for Aptar’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.
During the course of the fiscal year ended December 31, 2020, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes‑Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.
The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar’s management. In considering the independence of Aptar’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Proposal 3—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2021”.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar’s Annual Report on Form 10‑K for the year ended December 31, 2020, for filing with the SEC.

Audit Committee

Maritza Gomez Montiel (Chair) Andreas C. Kramvis B. Craig Owens

2021 Proxy Statement	63

OTHER MATTERS
Proxy Solicitation
Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.
Annual Report/Form 10-K
Aptar’s Annual Report/Form 10‑K for the year ended December 31, 2020 is available on the Internet (including on the Investor Relations page of the Aptar website located at investors.aptar.com) along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10‑K), you should follow the instructions for requesting such materials included in the Notice.
Stockholder Proposals and Nominations
The 2022 annual meeting of stockholders is expected to be held on May 4, 2022. In order to be considered for inclusion in Aptar’s proxy materials for the 2022 annual meeting of stockholders pursuant to Rule 14a‑8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014 by November 26, 2021. Stockholders who intend to present a proposal or nominate a director at our 2022 annual meeting of stockholders without seeking to include a proposal in our proxy statement must deliver notice of the proposal or nomination to our Secretary at Aptar’s principal executive offices on or after February 4, 2022 and on or prior to March 6, 2022. A stockholder proposal or nomination must include the information requirements set forth in Aptar’s amended and restated by-laws ("By-Laws"). Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee for the 2022 annual meeting of stockholders must send such recommendation to the Secretary at the address set forth above no later than November 26, 2021 and include with such recommendation any information that would be required by Aptar's By-laws if the stockholder were making the nomination directly.
By Order of the Board of Directors,

/s/ Kimberly Y. Chainey
Executive Vice President, General Counsel and Secretary

Crystal Lake, Illinois March 26, 2021

64	2021 Proxy Statement

Frequently Asked Questions
This proxy statement contains information related to the business to be conducted at the virtual annual meeting of stockholders of Aptar to be held on May 5, 2021, beginning at 9:00 a.m. CDT, online at www.virtualshareholdermeeting.com/ATR2021. This proxy statement was prepared under the direction of Aptar’s Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10‑K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 26, 2021.
Why is the annual meeting being held in virtual-only format this year?
In light of public health concerns regarding the COVID-19 pandemic, the Board of Directors has determined that it is prudent that this year’s annual meeting be held in a virtual-only format via live audio webcast. The Board of Directors has been monitoring the impact of COVID-19, including with regard to the health and well-being of our employees and stockholders, as well as the related government-imposed restrictions on travel. Hosting the annual meeting in virtual-only format protects our employees and stockholders during this time. It provides easy access for stockholders and facilitates participation without the need to travel, since stockholders can participate from any location around the world.
How do I attend?
Stockholders of record at the close of business on March 12, 2021 and the general public may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2021. The meeting will only be conducted virtually via webcast; there will be no physical meeting location. To participate in the annual meeting, stockholders will need the 16-digit control number that appears on your Notice, proxy card or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 20, 2021, so that you can be provided with a control number and participate in the meeting.
The annual meeting will begin promptly at 9:00 a.m. CDT. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures. We encourage our stockholders to access the virtual meeting prior to the start time.
Who is entitled to vote?
Stockholders owning our common stock at the close of business on March 12, 2021 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 12, 2021, there were 66,012,769 shares of common stock outstanding.
May stockholders ask questions at the virtual annual meeting?
Yes. Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/ATR2021. As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted during the meeting which are pertinent to Aptar and the meeting matters, as time permits. Detailed guidelines for submitting questions during the meeting will be available at www.virtualshareholdermeeting.com/ATR2021.

2021 Proxy Statement	65

What if I have technical difficulties or trouble accessing the virtual annual meeting?
If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the phone number posted on the date of the meeting at www.virtualshareholdermeeting.com/ATR2021 for general technical questions.
What am I voting on and how does the Board of Directors recommend I vote on the proposals?

Proposal	Board recommendation	For more information
1. To elect the four director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2024	FOR all of the nominees named in this proxy statement for election to the Board of Directors	Page 7
2. To approve, on an advisory basis, Aptar’s executive compensation	FOR the resolution to approve executive compensation	Page 23
3. To ratify the appointment of the independent registered public accounting firm for 2021	FOR the ratification of the appointment of the independent registered public accounting firm for 2021	Page 24
The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

66	2021 Proxy Statement

How do I vote?
If you are a record holder, you can vote your proxy in any of the following ways:

4 Ways to Vote:	3 Voting Options:	4 Ways to Revoke:

By Internet:Aptar encourages stockholders to vote by Internet because it is the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.
	Vote FOR a given nominee or proposal	Entering a new vote by Internet or telephone

By Telephone:You can vote by telephone by following the instructions on the proxy card.	Vote AGAINST a given nominee or proposal	Submitting another signed proxy card with a later date

By Mail:If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.
	ABSTAIN from voting on a given nominee or proposal	Writing to Aptar’s Corporate Secretary

During the Meeting:If you attend the virtual annual meeting using your 16-digit control number, you may vote during the annual meeting. Even if you plan to attend the virtual annual meeting, we encourage you to vote in advance by one of the methods specified above.
	If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.	Voting during the virtual annual meeting using your 16-digit control number
What is a quorum?
A “quorum” is the presence at the meeting, virtually via webcast or represented by proxy, of the holders of a majority of the outstanding shares of Aptar’s common stock at the close of business on March 12, 2021. There must be a quorum for the meeting to be held.
How are shares in a 401(k) plan voted?
If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) plan.
How are shares held in a broker account voted?
If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on “routine” matters if they do not receive voting instructions from the beneficial owner of the shares.
Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered “routine” matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

2021 Proxy Statement	67

How many votes are required to approve each proposal?
In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present virtually via webcast or represented by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections. The approval of each other proposal requires the affirmative vote of a majority of the shares present virtually via webcast or represented by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.
Who will count the votes?
Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or virtually via webcast during the annual meeting.
How can I help reduce the environmental impact of the annual meeting?
We encourage you to choose electronic (e‑mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

68	2021 Proxy Statement

Aptargroup

APTARGROUP, INC.
265 EXCHANGE DRIVE
SUITE 100
CRYSTAL LAKE, IL 60014

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

*** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43322-Z79187-P50052

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APTARGROUP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Andreas C. Kramvis	☐	☐	☐
1b. Maritza Gomez Montiel	☐	☐	☐
1c. Jesse Wu	☐	☐	☐
1d. Ralf K. Wunderlich	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2021.	☐	☐	☐

NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2021 Proxy Statement	69

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D43323-Z79187-P50052

APTARGROUP, INC.
Annual Meeting of Stockholders
May 5, 2021 9:00 AM CDT
This proxy is solicited by the Board of Directors

Robert W. Kuhn, Kimberly Y. Chainey and Matthew J. DellaMaria, or any of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of AptarGroup, Inc., to be held on May 5, 2021 and at any adjournment or postponement thereof.

The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director Nominees and FOR proposals 2 and 3. This proxy revokes any proxy previously given.

Continued and to be signed on reverse side

70	2021 Proxy Statement

Your **Vote** Counts!

APTARGROUP, INC.

2021 Annual Meeting
Vote by May 4, 2021 11:59 PM ET. For shares held in a Plan, vote by May 2, 2021 11:59 PM ET.

Aptargroup

APTARGROUP, INC.
265 EXCHANGE DRIVE
SUITE 100
CRYSTAL LAKE, IL 60014

D43345-Z79187-P50052

You invested in APTARGROUP, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 5, 2021.**

Get informed before you vote

View the Notice & Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 21, 2021. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 5, 2021
9:00 AM CDT

Location: Live webcast virtually online at:
www.virtualshareholdermeeting.com/ATR2021

*Please check the meeting materials for any special requirements for meeting attendance.

V1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 1a. Andreas C. Kramvis	For
1b. Maritza Gomez Montiel	For
1c. Jesse Wu	For
1d. Ralf K. Wunderlich	For
2. Advisory vote to approve executive compensation.	For
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2021.	For

NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

D43346-Z79187-P50052